                                                                    EXHIBIT 2.1



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                          AGREEMENT AND PLAN OF MERGER


                                  by and among

                               XLS HOLDING, INC.

                                   EVI, INC.

                                      and

                                   GPXL, INC.



                              Dated: July 16, 1997



                         AS AMENDED ON AUGUST 25, 1997



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
                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
                                            ARTICLE 1
                                 THE MERGER AND RELATED MATTERS   . . . . . . . . .    1
        1.1      Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.2      Closing and Effective Time . . . . . . . . . . . . . . . . . . . .    2
        1.3      Conversion of Stock  . . . . . . . . . . . . . . . . . . . . . . .    2
        1.4      Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
        1.5      Cancellation of Treasury Stock . . . . . . . . . . . . . . . . . .    4
        1.6      Closing of the Company Transfer Books  . . . . . . . . . . . . . .    4
        1.7      Net Equity Adjustment. . . . . . . . . . . . . . . . . . . . . . .    4

                                            ARTICLE 2
                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . .    6
        2.1      Corporate Organization . . . . . . . . . . . . . . . . . . . . . .    6
        2.2      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        2.3      Affiliates and Subsidiaries  . . . . . . . . . . . . . . . . . . .    7
        2.4      Effect of Agreement; Consents  . . . . . . . . . . . . . . . . . .    8
        2.5      Financial Statements . . . . . . . . . . . . . . . . . . . . . . .    9
        2.6      Absence of Material Adverse Changes  . . . . . . . . . . . . . . .    9
        2.7      Compensation and Benefit Plans . . . . . . . . . . . . . . . . . .   10
        2.8      Properties, Title and Related Matters  . . . . . . . . . . . . . .   11
        2.9      Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . .   12
        2.10     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        2.11     Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        2.12     Material Contracts . . . . . . . . . . . . . . . . . . . . . . . .   13
        2.13     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
        2.14     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . .   15
        2.15     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . .   15
        2.16     Governmental Licenses and Permits  . . . . . . . . . . . . . . . .   16
        2.17     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        2.18     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        2.19     Warranties and Product Liability . . . . . . . . . . . . . . . . .   18
        2.20     No Misleading Statements . . . . . . . . . . . . . . . . . . . . .   18

                                            ARTICLE 3
                                 REPRESENTATIONS AND WARRANTIES
                                       OF THE SHAREHOLDERS  . . . . . . . . . . . .   18
        3.1      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
        3.2      Power and Authority  . . . . . . . . . . . . . . . . . . . . . . .   19
        3.3      Execution and Delivery . . . . . . . . . . . . . . . . . . . . . .   19
        3.4      Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . .   19
        3.5      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        3.6      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
        3.7      Stock Ownership  . . . . . . . . . . . . . . . . . . . . . . . . .   20
        3.8      Securities Law Matters . . . . . . . . . . . . . . . . . . . . . .   20
        3.9      Indebtedness and Agreements  . . . . . . . . . . . . . . . . . . .   21

                                            ARTICLE 4
                          REPRESENTATIONS AND WARRANTIES OF EVI AND SUB . . . . . .   22
        4.1      Corporate Organization . . . . . . . . . . . . . . . . . . . . . .   22
        4.2      Due Authorization, Execution and Delivery; Effect of Agreement . .   22

        4.3      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        4.4      Authorization for EVI Common Stock . . . . . . . . . . . . . . . .   22
        4.5      Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
        4.6      SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        4.7      Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . .   23

                                            ARTICLE 5
                                    COVENANTS AND AGREEMENTS  . . . . . . . . . . .   23
        5.1      Conduct of Business Operations . . . . . . . . . . . . . . . . . .   23
        5.2      Maintain Assets and Operations . . . . . . . . . . . . . . . . . .   25
        5.3      Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . .   25
        5.4      Access to Information  . . . . . . . . . . . . . . . . . . . . . .   26
        5.5      HSR Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        5.6      Reasonable Efforts; Notification . . . . . . . . . . . . . . . . .   27
        5.7      No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . .   27
        5.8      Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        5.9      Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . .   28
        5.10     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .   28
        5.11     Discharge of Indebtedness  . . . . . . . . . . . . . . . . . . . .   28
        5.12     Shareholder Approval; Voting; Restriction on Disposition . . . . .   28
        5.13     Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        5.14     Stockholder Agreements . . . . . . . . . . . . . . . . . . . . . .   29
        5.15     [Intenionally Omitted] . . . . . . . . . . . . . . . . . . . . . .   30
        5.16     New License Agreement  . . . . . . . . . . . . . . . . . . . . . .   30

                                            ARTICLE 6
                                       REGISTRATION RIGHTS  . . . . . . . . . . . .   30
        6.1      Shelf Registration . . . . . . . . . . . . . . . . . . . . . . . .   30
        6.2      Piggyback Rights . . . . . . . . . . . . . . . . . . . . . . . . .   31
        6.3      Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
        6.4      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .   33
        6.5      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
        6.6      NYSE Listing . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

                                            ARTICLE 7
                            CONDITIONS TO EVI'S AND SUB'S OBLIGATIONS . . . . . . .   35
        7.1      Accuracy of Representations and Warranties . . . . . . . . . . . .   35
        7.2      Performance of Covenants and Agreements  . . . . . . . . . . . . .   35
        7.3      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
        7.4      Governmental Approvals . . . . . . . . . . . . . . . . . . . . . .   35
        7.5      Resignation of Directors . . . . . . . . . . . . . . . . . . . . .   35
        7.6      Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
        7.7      Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
        7.8      Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .   35
        7.9      Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . .   35

                                            ARTICLE 8
                             CONDITIONS TO THE COMPANY'S OBLIGATIONS  . . . . . . .   36
        8.1      Accuracy of Representations and Warranties . . . . . . . . . . . .   36
        8.2      Performance of Covenants and Agreements  . . . . . . . . . . . . .   36
        8.3      Governmental Approvals . . . . . . . . . . . . . . . . . . . . . .   36
        8.4      Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .   36

                                            ARTICLE 9
                                  TERMINATION PRIOR TO CLOSING  . . . . . . . . . .   36
        9.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
        9.2      Effect on Obligations  . . . . . . . . . . . . . . . . . . . . . .   37
        9.3      Payment of Hydril Expenses . . . . . . . . . . . . . . . . . . . .   37

                                           ARTICLE 10
                         NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                           REPRESENTATIONS, WARRANTIES AND AGREEMENTS   . . . . . .   37

                                           ARTICLE 11
                                           DEFINITIONS  . . . . . . . . . . . . . .   38

                                           ARTICLE 12
                                          MISCELLANEOUS . . . . . . . . . . . . . .   43
        12.1     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .   43
        12.2     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .   43
        12.3     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .   43
        12.4     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.5     Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.6     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.7     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.8     Construction and References  . . . . . . . . . . . . . . . . . . .   44
        12.9     Modification and Waiver  . . . . . . . . . . . . . . . . . . . . .   44
        12.10    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
        12.11    Governing Law; Interpretation  . . . . . . . . . . . . . . . . . .   46
        12.12    Rights Sound Only in Contract  . . . . . . . . . . . . . . . . . .   46


LIST OF EXHIBITS

1.1         Restated Articles of Incorporation of the Company
1.2         Articles of Merger
5.16        License Agreement
7.8         Opinion of Counsel to the Company
8.4         Opinion of Counsel to EVI and Sub


LIST OF SCHEDULES

2.2(b)      Shareholders of XLS Holding, Inc.
2.2(c)      Outstanding Options, Warrants, Convertible Securities, Calls,
            Rights, Commitments, Preemptive Rights, Agreements, Arrangements or
            Understandings
2.3(a)      Name and Description of each Subsidiary
2.4(b)      Required Consents, Violations, Conflicts, etc.
2.4(c)      Governmental Licenses, Franchises, Permits, etc. Subject to Loss
2.5(b)-1    Material Liabilities as of March 30, 1997 Not Reflected or Disclosed
            in Financial Statements or Interim Financial Statements
2.5(b)-2    Accounts Receivable Not, as of March 30, 1997, Collected in Full or
            Believed to be Collectible in Full
2.6         Adverse Material Changes Since March 30, 1997
2.7         List and Description of Compensation and Benefit Plans
2.8(a)      Personal Property Owned by the Company with Book Value Greater than
            $50,000

2.8(b)      Personal Property Leased with Book Value Greater than $50,000
2.8(c)      Legal Description of Real Property Owned
2.8(d)      Real Property Leased
2.9         Legal Proceedings
2.10        Insurance Policies
2.12(a)     Material Contracts
2.12(b)     Agreements by and between the Company and Hydril
2.12(c)     Aggregate Outstanding Principal, as of March 30, 1997, of Loans,
            Credit or Other Agreements
2.14        Intellectual Property
2.15        Environmental Matters
2.16        Governmental Licenses and Permits
2.17        Taxes
2.19        Warranties and Product Liability
3.1         Company Shareholder's Plan or Intention to Sell, Transfer, Reduce
            Risk of Ownership or Dispose of shares of EVI Common Stock
3.5         Consents, Approvals, Authorizations, Exemptions and Filings Required
11          Formation Agreements of XLS Holding, Inc.

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 16, 1997, as amended on August 25, 1997, by and among XLS Holding, Inc., a Texas corporation (the "Company"), EVI, Inc., a Delaware corporation ("EVI"), GPXL, Inc., a Texas corporation ("Sub"), Hydril Company, a Delaware corporation ("Hydril"), and the holders of the Class A Common Stock of the Company listed on the signature pages hereto (the "Class A Shareholders").


                              W I T N E S S E T H:

         WHEREAS, EVI is interested in acquiring the Company through a merger of Sub with and into the Company pursuant to which the issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Company (collectively, the "Common Stock") would be converted into EVI Common Stock, on the terms and conditions set forth herein;

         WHEREAS, the parties hereto wish to set forth the representations, warranties, agreements and conditions under which a merger (the "Merger") of Sub with and into the Company will occur; and

         WHEREAS, capitalized terms used in this Agreement shall have the meanings given to them in Article 11 hereof, unless defined elsewhere in this Agreement;

         NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                         THE MERGER AND RELATED MATTERS

         1.1     Merger.

                 (a) Upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into the Company in accordance with the TBCA. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall change its corporate name to "GPXL, Inc.", continue its corporate existence under and be organized under and be governed by the TBCA and possess all the rights and assets of the Company and Sub and be subject to all of the liabilities and obligations of the Company and Sub in accordance with the provisions of the TBCA.

                 (b) The Articles of Incorporation and the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation until thereafter amended, except that the Articles of Incorporation of the Company shall be amended and restated as provided in the Restated Articles of Incorporation attached hereto as Exhibit 1.1.

                 (c) The authorized and issued capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, $1.00 par value.

                 (d) The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the By-laws of the Surviving Corporation, or as otherwise provided by law.

                 (e) The Merger shall have the effects set forth in the TBCA. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

         1.2     Closing and Effective Time.  Subject to the provisions of
Article 7 and Article 8 hereof, the closing (the "Closing") of the Merger shall take place at 9:00 a.m., Houston time, on August 25, 1997, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas, or if any of the conditions set forth in Article 7 or Article 8 hereof have not been satisfied, then as soon as practicable thereafter, or at such other time and place or such other date as EVI and the Company shall agree (the "Effective Date"). The Merger shall be effective when a properly executed Articles of Merger in substantially the form attached as Exhibit 1.2 hereto (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of Texas in accordance with the provisions of the TBCA, which filing shall be made as soon as practical on or after the Effective Date after the conditions set forth in Articles 7 and 8 have been satisfied or waived.

         1.3     Conversion of Stock.

                 (a)      Except as provided in this Section 1.3 or in Section
1.5 hereof, at the Effective Time, and subject to the post-Closing adjustments provided in Section 1.7, by virtue of the Merger and without any action on the part of any holder of any shares of Common Stock or any holder of any shares of Sub Common Stock, each share of Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon the surrender of the certificates formerly representing such shares pursuant to
Section 1.4 hereof, a number of shares of EVI Common Stock for each share of Common Stock determined as follows (the number of shares of EVI Common Stock issuable in exchange for a share of Common Stock in the Merger is referred to herein as the "Common Stock Conversion Rate" with respect to any such shares):

                          (i) if the average closing sales price of a share of EVI Common Stock as reported by the NYSE for the twenty trading days immediately preceding the Effective Date (the "Market Price") is equal to or greater than $32.50 but is less than or equal to $37.50, the Common Stock Conversion Rate shall be 120 (the "Base Common Stock Conversion Rate");

                          (ii) if the Market Price is greater than $37.50, the Common Stock Conversion Rate shall be the quotient of (x) $45,000,000 divided by (y) the product of the Market Price multiplied by 10,000 (such quotient to be carried out to the fifth decimal place); and

                          (iii) if the Market Price is less than $32.50, the Common Stock Conversion Rate shall be the quotient of (x) $39,000,000 divided by (y) the product of the Market Price multiplied by 10,000 (such quotient to be carried out to the fifth decimal place).

The number of shares of EVI Common Stock issued pursuant to this Section 1.3 is herein called the "Consideration".

                 (b) No fractional shares of EVI Common Stock shall be issued to any holder of Common Stock in the Merger. To the extent the application of the Common Stock Conversion Rate to all shares of Class A Common Stock and Class B Common Stock held by a shareholder of the Company (a "Company Shareholder", and the holders of all of the Common Stock of the Company collectively referred to as the "Company Shareholders") would result in a fractional number of shares of EVI Common Stock being issued to such holder in the Merger, the number of shares of EVI Common Stock issuable to such holder in respect of all such shares in the Merger shall be rounded up to the next whole number of shares of EVI Common Stock.

                 (c) Each share of Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of stock in the Surviving Corporation.

                 (d) As of and after the Effective Time, no holder of any certificate that immediately prior to the Effective Time represented shares of Common Stock shall have any rights as a holder of Common Stock other than to receive the Consideration.

                 (e) The Common Stock Conversion Rate is based on the assumption that 10,000 shares of Common Stock will be issued and outstanding immediately prior to the Effective Time and that there will be no options, warrants or other rights to acquire shares of Common Stock outstanding as of the Effective Time. To the extent there are more than 10,000 shares of Common Stock issued and outstanding immediately prior to the Effective Time, or any options, warrants or other rights to acquire shares of Common Stock outstanding immediately prior to the Effective Time, the Common Stock Conversion Rate shall be reduced by multiplying the Common Stock Conversion Rate by a fraction the numerator of which shall be 10,000 and the denominator of which shall be the sum of the issued and outstanding shares of Common Stock and the number of shares of Common Stock subject to outstanding options, warrants or other rights to acquire shares of Common Stock immediately prior to the Effective Time.

                 (f) In the event of any stock dividend or other distribution to the holders of EVI Common Stock, stock split, recapitalization, combination, merger, consolidation or other similar change in capitalization, adjustments to the Common Stock Conversion Rate will be made. Such adjustments to the Common Stock Conversion Rate shall be made so that the holder of a share of Common Stock would receive in the Merger for each share of EVI Common Stock issuable in the Merger such number of shares of EVI Common Stock and other securities or property as a holder of a share of EVI Common Stock as of the date hereof would have in respect of such share of EVI Common Stock as of the Effective Time. The Market Price and any thresholds provided in this
Section 1.3 or in Section 9.1(g) or (h) shall also be appropriately adjusted in the event of a stock split, reclassification or recapitalization to reflect the change in the number of shares of EVI Common Stock.

         1.4     Exchange.

                 (a) At the Closing, the certificates for Common Stock owned by each Company Shareholder shall be surrendered to the Surviving Corporation. Until so surrendered, certificates for shares of Common Stock shall represent, after the Effective Time, solely the right to receive the Consideration. Share certificates representing the Common Stock that are surrendered to the Surviving Corporation shall be canceled.

                 (b) At the Closing, certificates representing 90% of the shares of EVI Common Stock, rounded to the nearest whole share, that are issuable to the Company Shareholders in accordance with Section 1.3 shall be delivered to the Company Shareholders and certificates representing the remainder of the shares of EVI Common Stock, rounded to the nearest whole share, that are issuable to the Company Shareholders in accordance with Section
1.3 shall be retained by the Surviving Corporation to be held by it in escrow until distributed promptly following the Net Equity adjustment under Section
1.7 (together with any dividends and distributions issued in respect of such shares, collectively, the "Escrow Shares") to be held pursuant to this Section 1.4.

                 (c) Until such time as the Escrow Shares shall have been released to the Company Shareholders, each Company Shareholder covenants and agrees with EVI and Sub that such Company Shareholder will not sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or enter into any contract, option or other agreement or understanding (either written or oral) with respect to the sale, transfer, pledge, assignment, hypothecation or other disposition of any Escrow Shares or any dividends or distributions that may be declared or paid in respect thereof. Until such time as the Escrow Shares shall have been released to the Company Shareholders or retained and cancelled by EVI pursuant to Section 1.7, each Company Shareholder shall be entitled to vote the Escrow Shares and any other voting securities of such Company Shareholder held in escrow. No interest shall be payable with respect to the Escrow Shares and any dividends or distributions received in respect thereof held by the Surviving Corporation as part of the Escrow Shares.

         1.5 Cancellation of Treasury Stock. At the Effective Time, all shares of Common Stock that are owned directly or indirectly by the Company as treasury stock shall be canceled without any consideration being payable therefor.

         1.6 Closing of the Company Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and no transfers of shares of Common Stock shall thereafter be made.

         1.7     Net Equity Adjustment.

                 (a) If the Net Equity of the Company immediately prior to the Effective Time is less than or greater than $4,763,185, which is the net equity amount reflected on the Company's consolidated balance sheet for the year ended December 31, 1996, the number of shares of EVI Common Stock issuable in the Merger shall be adjusted as follows to give effect to such decrease or increase. To the extent the Net Equity of the Company is less than $4,763,185, the aggregate number of shares of EVI Common Stock to be received by the Company Shareholders shall be decreased by an amount equal to such deficiency (the "Deficiency") divided by the Market Price, with the number of shares of EVI Common Stock to be received by each Company Shareholder to be decreased pro rata based on the number of shares of EVI Common Stock to be received by each Company Shareholder in the Merger. To the extent Net Equity of the Company is greater than $4,763,185, the aggregate number of shares of EVI Common Stock to be received by the Company Shareholders shall be increased by an amount equal to such excess (the "Excess") divided by the Market Price, with the number of shares of EVI Common Stock received by each Company Shareholder to be increased pro rata based on the number of shares of EVI Common Stock to be received by each Company Shareholder in the Merger. No fractional shares will be issued and all issuances shall be rounded to the nearest whole share. The Net Equity of the Company shall be based upon the consolidated balance sheet of Company as of the Effective Time (the "Effective Date Balance Sheet"), prepared in accordance with this Section 1.7.

                 (b) As promptly as practicable, but not more than 45 days, after the Effective Date, EVI shall cause to be prepared and delivered to the Company Shareholders the Effective Date Balance Sheet. The Effective Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles as consistently applied by the Company. EVI shall provide the Company Shareholders with access to copies of all work papers and other relevant documents to verify the entries contained in the Effective Date Balance Sheet. The Company Shareholders shall have a period of 21 days after delivery of the Effective Date Balance Sheet to review it and, by action of the Shareholder Representatives to make any objections in writing to EVI. If written objections to the Effective Date Balance Sheet are delivered by the Shareholder Representatives to EVI within such 21-day period, then EVI and the Company Shareholders shall attempt to resolve the matter or matters in dispute. If no written objections are made by the Shareholder Representatives within the time period provided above, the Effective Date Balance Sheet shall be deemed accepted by the Company Shareholders and shall be final and binding.

                 (c) If disputes with respect to the Effective Date Balance Sheet cannot be resolved by EVI and the Company Shareholders by action of the Shareholder Representatives within 15 calendar days after the delivery of the objections to the Effective Date Balance Sheet, then the specific matters in dispute shall be submitted to Ernst & Young L.L.P. or such other independent accounting firm as may be approved by EVI and the Shareholder Representatives, which firm shall render its opinion as to such matters. Based on such opinion, that accounting firm will send to EVI and the Company Shareholders its determination on the specific matters in dispute, and its calculation of the Net Equity of the Company, which determination shall be final and binding on the parties.

                 (d) Within ten Business Days following the final determination of the Effective Date Balance Sheet, the adjustment to the number of shares of EVI Common Stock issuable in the Merger to each Company Shareholder as a result of the provisions of Section 1.7(a), shall be made either through the issuance of additional shares to the extent the adjustment is an upward adjustment or through the transfer by the Surviving Corporation to EVI of some or all of the Escrow Shares to the extent the adjustment is a downward adjustment. Any Escrow Shares that are not required to be retained to effect a downward adjustment shall be distributed within five (5) Business Days following the final determination of the Effective Date Balance Sheet. If the Escrow Shares are not sufficient to effect such a downward adjustment, each Company Shareholder shall be required to promptly return the excess shares received by such Company Shareholder to the Surviving Corporation. EVI may stop transfer with respect to such shares and effect a cancellation of such Shares. To the extent that an adjustment under this Section 1.7 would result in the issuance of a fractional share, the adjustment shall be rounded to the nearest whole share of EVI Common Stock.

                 (e) The Shareholder Representatives shall act as representatives of the Company Shareholders in conjunction with this Section
1.7 and EVI and the Surviving Corporation shall be permitted to deal only with the Shareholder Representatives with regard to any such matters. Any notice required or permitted to be delivered to the Company

Shareholders pursuant to this Section 1.7 shall be considered duly delivered if delivered to the Shareholder Representatives.

                 (f) The fees and expenses of the independent accounting firm appointed pursuant to Section 1.7(c) shall be borne 50% by EVI and 50% by the Company Shareholders.


                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to and covenants and agrees with EVI and Sub as follows:

         2.1     Corporate Organization.

                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and lease the Assets it now owns, operates or holds under lease. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the conduct of its business or the ownership or leasing of its Assets requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material adverse effect on the Company Condition.

                 (b) The Company has previously delivered to EVI and Sub true and correct copies of the Articles of Incorporation and By-laws of the Company as in effect on the date hereof. The minute books of the Company previously made available to EVI and Sub are complete and accurately reflect all action taken prior to the date of this Agreement by its board of directors and shareholders, in their capacities as such.

         2.2     Capitalization.

                 (a) The authorized capital stock of the Company consists of 100,000 authorized shares, consisting of 25,000 shares of Class A Common Stock, of which 5,000 shares are issued and outstanding, 25,000 shares of Class B Common Stock, of which 5,000 shares are issued and outstanding, and 50,000 shares of preferred stock, $100 par value, of which no shares are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.

                 (b) The Company Shareholders own the Common Stock beneficially and of record, in the respective amounts set forth in Schedule 2.2(b) hereto and, to the best knowledge of the Company, free and clear of all Encumbrances and restrictive agreements, including, without limitation, voting trust or shareholders agreements, except for the XLH Formation Agreements and the Class A Shareholders Agreement dated effective as of July 1, 1994 that is described in Section 5.14(c).

                 (c) Except as set forth in Schedule 2.2(c), there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating the Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for such shares or

(ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (i) above, except for the XLH Formation Agreements and the Class A Shareholders Agreement dated effective as of July 1, 1994, that is described in Section 5.14(c).

         2.3     Affiliates and Subsidiaries.

                 (a) Set forth in Schedule 2.3(a) is the name and description of each Person in which the Company owns any direct or indirect equity or other similar ownership interests (each, a "Subsidiary", and collectively, the "Subsidiaries") and a description, including amount and percentage, of such interests. The interests set forth on Schedule 2.3(a) are owned by the Company or a wholly owned Subsidiary free and clear of all Encumbrances and restrictive agreements, including, voting trusts or shareholders agreements except for the XLH Formation Agreements.

                 (b) With respect to each Subsidiary set forth on Schedule 2.3(a) in which the Company owns, directly or indirectly, a majority of the outstanding voting securities or any controlling equity interest:

                          (i) each such Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease the assets it now owns, operates or holds under lease. Each such Subsidiary that is not a corporation is duly organized under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as it is now being conducted, and to own, operate and lease the Assets that it now owns, operates or holds under lease;

                          (ii) such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its assets requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material adverse effect;

                          (iii) the Company has previously delivered to EVI true and correct copies of the Articles or Certificate of Incorporation and By-laws, or other similar organizational or constituent documents, of each such Subsidiary as in effect on the date hereof. The minute books of such Subsidiary previously made available to EVI are complete and accurately reflect all action taken prior to the date of this Agreement by their board of directors or other governing bodies and shareholders or equity owners, in their capacities as such;

                          (iv) all the outstanding shares of capital stock of each such Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. All of the Company's direct or indirect ownership interests in each such Subsidiary that is not a corporation have been duly authorized and validly issued or vested, were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person, are fully paid and are non-assessable. All such stock and ownership interests are owned of record and beneficially by the Company, either directly or indirectly through a wholly owned Subsidiary, free and clear of all Encumbrances and restrictive agreements, including, voting trusts or shareholder agreements except for the XLH Formation Agreements; and

                          (v) there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating such Subsidiary (A) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of such Subsidiary or any securities or obligations convertible into or exchangeable for such shares or equity interests or (B) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (A) of this Section 2.3(b)(v) except for the XLH Formation Agreements.

         2.4     Effect of Agreement; Consents.

                 (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (b) Except for the filing of a pre-merger notification and report form under the HSR Act, the filing and recordation of Articles of Merger as required by the TBCA and such consents, and as set forth in Schedule 2.4(b) hereto, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) do not require the consent, approval, clearance, waiver, order or authorization of any Person, (ii) do not violate any provision of the Articles of Incorporation or By-laws of the Company or organizational or governing documents of any Subsidiary, (iii) do not conflict with or violate any permit, concession, grant, franchise, statute, law, rule or regulation of any Governmental Entity or any order, judgment, award or decree of any court or other Governmental Entity to which the Company or any Subsidiary is subject or any of its Assets is bound and (iv) do not conflict with, or result in any breach of, or default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both, would result in a default), or the creation of an Encumbrance pursuant to, or cause or permit the acceleration prior to maturity or "put" right with respect to, any obligation under, any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which the Company or any Subsidiary is a party or to which any of the Assets are subject.

                 (c) Except as set forth on Schedule 2.4(c), the execution, delivery and performance of this Agreement by the Company will not result in the loss of any governmental license, franchise or permit possessed by the Company or any Subsidiary or give a right of acceleration or termination to any Person in respect of any Material agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of the Assets are bound, or result in the loss of any right or benefit under such agreement or instrument.

         2.5     Financial Statements.

                 (a) True and correct copies of the audited consolidated balance sheet of the Company as of December 31, 1996 and 1995, statement of cash flows for each of the two years ended December 31, 1996 and 1995, and the statement of income for each of the years ended December 31, 1996, and 1995 (collectively, the "Financial Statements"), have been previously delivered to EVI and Sub. The Financial Statements fairly present the financial position of the Company and its Subsidiaries as at the dates thereof and the cash flows and results of operations for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles consistently applied.

                 (b) True and correct copies of the unaudited consolidated balance sheet of the Company as of March 30, 1997 and the statement of income for the three months ended March 30, 1997 have been previously delivered to EVI and Sub (the "Interim Financial Statements"). The Interim Financial Statements fairly present the financial position of the Company and its Subsidiaries at March 30, 1997 and results of operations for the three months ended March 30, 1997, and are prepared in a manner consistent with the Financial Statements and in accordance with generally accepted accounting principles consistently applied. Except as set forth on Schedule 2.5(b)-1, as of March 30, 1997, the Company and its Subsidiaries did not have any Material liability of any kind or manner, either direct, accrued, absolute or otherwise, that is not reflected or disclosed in the Financial Statements or the Interim Financial Statements that would be required to be reflected as of such date. The accounts receivable of the Company and its Subsidiaries at March 30, 1997, shown on the Interim Financial Statements, arose from valid transactions in the ordinary course of business of the Company and its Subsidiaries and, except as listed on Schedule 2.5(b)-2 have been collected in full or are believed to be collectible at their full aggregate amounts (net of allowance for doubtful accounts). Accounts receivable created by the Company and its Subsidiaries after March 30, 1997, and through the Effective Date have arisen or will arise only from valid transactions in the ordinary course of business of the Company and its Subsidiaries. The inventory of the Company and its Subsidiaries at March 30, 1997, is good and saleable and has been recorded in the Interim Financial Statements net of writeoffs, ordinary and normal damage and rejection, and an adequate reserve for obsolete and slow-moving inventory.

         2.6     Absence of Material Adverse Changes.  Except as set forth in
Schedule 2.6, the other schedules to the Agreement, or the Financial Statements provided to EVI, since March 30, 1997, there has not been (a) any Material adverse change in the Company Condition, (b) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, (c) (i) any granting by the Company or any Subsidiary to any executive officer of the Company or any Subsidiary of any increase in compensation (other than customary commissions), (ii) any granting by the Company or any Subsidiary to any such executive officer of the Company or any Subsidiary of any increase in severance or termination pay, or (iii) any entry by the Company or any Subsidiary into any employment, severance or termination agreement with any such executive officer, (d) any amendment or modification to any Hydril Agreement, (e) any damage, destruction or loss, whether or not covered by insurance, that has or could have a Material adverse change on the Company Condition, (f) any change in accounting methods, principles or practices by the Company or any Subsidiary Materially affecting the Company's assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, (g) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 hereof, (h) any incurrence by the Company or any Subsidiary of or entry into any Material liability, mortgage, lien or transaction, including capital expenditures or capital financing (or assumption or guarantee thereof), (i) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent, hinder or Materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or (j) any agreement, in writing or otherwise, or any corporate action with respect to the foregoing. The Company is not aware of any event or condition that has occurred or exists that would be likely to result in a Material adverse change in the Company Condition since December 31, 1996.

         2.7     Compensation and Benefit Plans.

                 (a) Schedule 2.7 hereto contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company for the benefit of any present or former officers or employees of the Company or any of its Subsidiaries. The Company has delivered or made available to EVI true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent three annual reports on Form 5500 filed with the IRS with respect to each Benefit Plan, (if any such report was required), (iii) the most recent IRS determination letter and all rulings or determinations requested subsequent to the date of that letter, (iv) the most recent actuarial report for each Benefit Plan for which an actuarial report is required, (v) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and each summary of Material modifications prepared after the last summary plan description, (vi) each trust agreement and group annuity contract relating to any Benefit Plan and (vii) all Material correspondence for the last three years with the IRS or Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated or announced plan audits.

                 (b) Except as set forth in Schedule 2.7 hereto, all Pension Plans have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or Materially increase its costs. The Company and its Subsidiaries have paid all premiums (including any applicable interest, charges and penalties for late payment) due the PBGC with respect to each Pension Plan for which premiums are required. No Pension Plan maintained by the Company or any of its Subsidiaries has been terminated under circumstances which would result in liability to the PBGC.

                 (c) Each Benefit Plan that has been or is sponsored, participated in or contributed to by the Company or any Subsidiary: (i) is in compliance in all Material respects with all reporting and disclosure requirements of ERISA, including, but not limited to, Part 1 of Subtitle B of Title I of ERISA, (ii) has had the appropriate Form 5500 filed timely for each year of its existence, (iii) has at all times complied with the bonding requirements of Section 412 of ERISA and (iv) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company or any Subsidiary which may subject the Company or any Subsidiary to the payment of any penalty, interest, tax or other obligation.

                 (d) All voluntary employee benefit associations have been submitted to and approved as exempt from Federal income tax under Section 501(c)(9) of the Code by the IRS.

                 (e) Except as set forth in Schedule 2.7, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provision in any Benefit Plan.

                 (f) Except as disclosed in Schedule 2.7(f) and as required by applicable law, neither the Company nor any Subsidiary provides employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan which provides for health benefit coverage following termination of employment except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

                 (g) No Pension Plan that the Company or any Subsidiary maintains, or to which the Company or any Subsidiary is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA, collectively, the "Multiemployer Pension Plans"), had, as of the respective annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to EVI. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company or any Subsidiary nor, to the best knowledge of the Company, any officer of the Company or any Subsidiary or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or any Subsidiary or any officer of the Company or any Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i)(1) of ERISA. Neither any of such Benefit Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived and the Company is not aware of any other reportable events with respect thereto during the last five years. None of the Company or any Subsidiary has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans.

                 (h) With respect to any Benefit Plan that is an employee welfare benefit plan, (i) no such Benefit Plan includes a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without Material liability to the Company or any Subsidiary on or at any time after the consummation of the Merger.

         2.8     Properties, Title and Related Matters.

                 (a) There is set forth on Schedule 2.8(a) hereto a list of each item of personal property owned by the Company or any Subsidiary that has a book value (net of depreciation as of December 31, 1996) for each item greater than $50,000. The Company and its Subsidiaries have good and marketable title to all of their respective personal property (including, without limitation, those items of personal property set forth on Schedule 2.8(a) hereto), free and clear of all Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on Schedule 2.8(a) hereto, and consigned inventory.

                 (b) There is set forth on Schedule 2.8(b) hereto a list of each item of personal property having a value in excess of $50,000 leased by the Company or any Subsidiary that is Material to the Company Condition. The Company and its Subsidiaries have good title to all the leasehold estates pursuant to which all of the personal property leased by them is leased, free and clear and all Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on Schedule 2.8(b). Neither the Company nor any Subsidiary has breached any provision of or is in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the Company or any Subsidiary) under the terms of any agreement pursuant to which the personal property set forth on Schedule 2.8(b) is leased, except for a default or breach that would not have a Material adverse effect on the Company Condition. To the best knowledge of the Company, all of such leases or other agreements are in full force and effect. There are no pending or, to the best knowledge of the Company, threatened disputes with respect to any lease or other agreement pursuant to which the personal property set forth on Schedule 2.8(b) is leased and, to the best knowledge of the Company, the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse or time or both, would constitute a default by the lessor) under the terms of any such lease or other agreement.

                 (c) There is set forth on Schedule 2.8(c) hereto the legal description of all real property owned by the Company or any Subsidiary. The Company or its Subsidiaries has good and marketable title to all of the real property set forth on Schedule 2.8(c) hereto, in fee simple absolute, free and clear of all Encumbrances, except for Permitted Encumbrances. No parcel of the real property set forth on Schedule 2.8(c) is subject to any governmental decree or is being condemned, expropriated or otherwise taken by any public authority, with or without payment of compensation therefor, and, to the best knowledge of the Company, no such condemnation, expropriation or taking has been proposed.

                 (d) There is set forth on Schedule 2.8(d) hereto the legal description of all real property leased by the Company or any Subsidiary. The Company and its Subsidiaries have good title to all the leasehold estates pursuant to which the real property set forth on Schedule 2.8(d) hereto is leased, free and clear of all Encumbrances, except for Permitted Encumbrances. Neither the Company nor any Subsidiary has breached any provision of or is in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the Company or any Subsidiary) under the terms of any lease or other agreement pursuant to which the real property set forth on Schedule 2.8(d) hereto is leased. To the best knowledge of the Company, all of such leases or other agreements are in full force and effect. There are no pending or, to the best knowledge of the Company, threatened disputes with respect to any lease or other agreement pursuant to which the real property set forth on Schedule 2.8(d) hereto is leased and, to the best knowledge of the Company, the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the lessor) under the terms of any such lease or other agreement.

         2.9 Legal Proceedings. Except as set forth in Schedule 2.9 hereto, there is no legal, judicial, administrative, governmental, arbitration or other action or proceeding or governmental investigation pending or, to the best knowledge of the Company, threatened in which the damages, fines or penalty sought exceed $50,000 against the Company, any Subsidiary or any director, officer or employee of the Company or any Subsidiary, or Materially affecting any of its Assets or that would prevent, hinder or Materially delay the ability of the Company to consummate the transactions contemplated by this Agreement (and the Company is not aware of any basis for any such action, proceeding or investigation), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary having, or which, insofar as reasonably can be foreseen, in the future could have, any such Material effect. The Company has fully accrued for any payments that it believes are reasonably likely to be made in connection with such matters except for item 1 on Schedule 2.9, which have not yet been evaluated. Neither the Company nor any Subsidiary is in violation of or default under any laws, ordinances, regulations, judgments, injunctions, orders or decrees (including, without limitation, any immigration laws or regulations) of any court or other Governmental Entity applicable to its business. Except as set forth in Schedule 2.9 hereto, there are no judgments, orders, injunctions or decrees of any Governmental Entity in which the Company or any Subsidiary is a named party or any of its Assets are identified and subject.

         2.10 Insurance. Schedule 2.10 hereto sets forth all existing insurance policies held by the Company or any of its Subsidiaries relating to the business, Assets, employees or agents of the Company and its Subsidiaries. Each such policy is in full force and effect, is with responsible insurance carriers and is in an amount and scope customary for Persons engaged in businesses and having assets similar to those of the Company. There is no dispute with respect to such policies and all claims arising from events or circumstances occurring prior to the date hereof have been paid in full or adequate reserves therefor are recorded in the Financial Statements. All retroactive premium adjustments for any period ended on or before December 31, 1996, under any worker's compensation policy or any other insurance policies of the Company or any of its Subsidiaries have been recorded in accordance with generally accepted accounting principles and are reflected in the Financial Statements. None of such policies will terminate as a result of the transactions contemplated by this Agreement.

         2.11 Records. The Company and its Subsidiaries have records that accurately reflect their respective transactions in all Material respects and has accounting controls sufficient to insure that such transactions are in all Material respects (a) executed in accordance with its management's general and specific authorization and (b) recorded in conformity with good business practices.

         2.12    Material Contracts.

                 (a) Except as set forth in Schedule 2.12(a), any other Schedule hereto or as otherwise disclosed to EVI or as reflected in the financial statements provided to EVI and except for this Agreement, the Hydril Agreements and the XLH Formation Agreements, neither the Company nor any Subsidiary is a party to or is bound by:

                          (i) any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock or the purchase, redemption or other acquisition of capital stock;

                          (ii) any agreement, contract or commitment outside the ordinary course of business relating to any expenditure or a series of related expenditures in excess of $25,000;

                          (iii) any outstanding loan or advance by the Company or any Subsidiary to, or investment by the Company or any Subsidiary in, any Person, or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment (excluding trade receivables arising in the ordinary course of business and employee advances not in excess of $2,000 per employee);

                          (iv) any contract, agreement, indenture, note or other instrument relating to (A) the borrowing of money by the Company or any Subsidiary or the granting of any Encumbrance or (B) any guarantee or other contingent liability (identifying the primary contract or agreement to which such guarantee or contingent liability relates or the agreement pursuant to which such guarantee was delivered) in respect of any indebtedness, commitment, liability or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business);

                          (v) any management service, consulting or any other similar type of contract or agreement;

                          (vi) any agreement, contract or commitment limiting the freedom of the Company, any Subsidiary or any Affiliate of the Company to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or to compete with any Person or to engage in any business or activity in any geographic area;

                          (vii) any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments involving amounts individually in excess of $10,000 and $100,000 in the aggregate not entered into in the ordinary course of business that is not cancelable without penalty to the Company or any Subsidiary within 30 days;

                          (viii) any "take or pay" agreement, contract or commitment or any agreement, contract, or commitment to purchase goods or services at a price less than the Company's or any of its Subsidiaries' cost of producing such goods or providing such services;

                          (ix) any agreement or contract obligating the Company or any Subsidiary or that would obligate or require any subsequent owner of the business currently conducted by the Company or any Subsidiary or any of the Assets to provide for indemnification or contribution with respect to any matter, other than customary indemnification obligations entered into in the ordinary course of business;

                          (x) any sales, distributorship or similar agreement relating to the products sold or services provided by the Company or any Subsidiary;

                           (xi)    any license, royalty or similar agreement; or

                          (xii) any agreement, contract or commitment that the Company expects, or with the exercise of reasonable business judgment would expect, to have a Material adverse effect on the Company Condition.

                 (b) Schedule 2.12(b) hereto sets forth a list of all agreements by and between the Company or any of its Subsidiaries and Hydril or any of Hydril's subsidiaries or affiliates.

                 (c) Schedule 2.12(c) hereto sets forth (i) the aggregate outstanding principal as of March 30, 1997 and July 1, 1997, with respect to each loan, credit or other agreement, instrument or document listed in Schedule 2.12(a) hereto relating to the borrowing of money by the Company or any Subsidiary and (ii) the amount of available borrowings as of March 30, 1997, with respect to each such loan, credit or other agreement, instrument or document.

                 (d) None of the Company, any Subsidiary or, to the best knowledge of the Company, the other contracting parties thereto have breached any provision of or are in default (and no event or circumstance exists, to the best knowledge of the Company with respect to other parties, that with notice, or the lapse of time or both, would constitute a default) under the terms of any agreement listed in
Schedule 2.12(a) or (b) hereto. All contracts, agreements, indentures, leases and other instruments listed in Schedule 2.12(a) or (b) hereto are in full force and effect except as limited by their terms. There are no pending or, to the best knowledge of the Company, threatened disputes with respect to the contracts, agreements, indentures, leases or instruments described in Schedule 2.12(a) or (b). Neither the Company nor any Subsidiary is obligated to pay any liquidated damages under any of the contracts, agreements, indentures, leases or other instruments described in Schedule 2.12(a) hereto and the Company is not aware of any facts or circumstances that could reasonably be expected to result in an obligation of the Company or any Subsidiary to pay any such liquidated damages.

         2.13 Brokerage. No investment banker, broker or finder has acted directly or indirectly for the Company or any Subsidiary in connection with this Agreement or the transactions contemplated hereby. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission from the Company or any Subsidiary in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company or any Subsidiary.

         2.14 Intellectual Property. The Company or a Subsidiary owns, or is licensed or otherwise has the right to use all Intellectual Property that is Material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its Subsidiaries and all Intellectual Property is listed on Schedule 2.14. To the best knowledge of the Company, (a) the use of the Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company or any Subsidiary which could have a Material adverse effect on the Company Condition and (b) no Person is infringing on any right of the Company or any Subsidiary with respect to any Intellectual Property.
Except as set forth in Schedule 2.14, no claims are pending or, to the best knowledge of the Company, threatened that the Company or any Subsidiary infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property. Except as set forth in Schedule 2.14, all of the Intellectual Property listed on Schedule 2.14 is owned by the Company or a wholly owned Subsidiary free and clear of all Encumbrances and was not misappropriated from any Person. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Intellectual Property, including any loss under the Wedge Thread License Agreement, provided that no representation is provided with respect to any changes in the business or organizational structure of the Company after the Merger. The Company and its Subsidiaries have taken all reasonable and appropriate actions in the best judgment of the Company and its Subsidiaries to protect its trade secrets. Set forth on Schedule 2.14 is a list of the licensees and sublicensees of the Intellectual Property. The Intellectual Property licensed by the Company or any of its Subsidiaries pursuant to the licenses set forth on Schedule 2.14 is not subject to any Encumbrances other than those under the applicable license agreements. Except as set forth in the Hydril Agreements, neither the Company nor any Subsidiary has given indemnification for patent, trademark, service mark or copyright infringements except to licensees or customers in the ordinary course of business.

         2.15    Environmental Matters.  Except as set forth in Schedule 2.15:

                 (a) the Company and each of its Subsidiaries has at all times operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other

Governmental Entity, except where the failure to so operate in compliance would not have a Material adverse effect on the Company Condition;

                 (b) there are no existing, pending or, to the best knowledge of the Company, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Entity directed against the Company, any Subsidiary or any of their respective Assets which pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations of any Environmental Law, (iii) personal injury or property damage claims relating to the release of Waste Materials or (iv) response, removal or remedial costs under CERCLA or any similar state law;

                 (c) all notices, permits, licenses or similar authorizations required to be obtained or filed by the Company or any Subsidiary under all applicable Environmental Laws in connection with its current and previous operation or use of the Assets, any other assets or properties currently or previously leased or owned by the Company or any Subsidiary or the current and previous conduct of its business have been duly obtained or filed and are in full force and effect, except where the failure to do so would not have a Material adverse effect on the Company Condition;

                 (d) neither the Company nor any Subsidiary has received notice that any permit, license or similar authorization under any Environmental Law is to be revoked or suspended by any Governmental Entity;

                 (e) neither the Company nor any Subsidiary owns or operates any underground storage tanks;

                 (f) no portion of the Assets or any other assets or properties currently or previously leased or owned by the Company or any of its Subsidiaries is part of a Superfund site under CERCLA or any similar ranking or listing under any similar state law;

                 (g) all Waste Materials generated by the Company or any Subsidiary that are stored or that require treatment or disposal have been transported, stored, treated and disposed of by carriers, and by storage, treatment and disposal facilities authorized and maintaining valid permits under all applicable Environmental Laws except where the failure would not have a Material adverse effect on the Company Condition; and

                 (h) no facts or circumstances exist that could reasonably be expected to result in any Material adverse effect on the Company Condition with respect to the current or past business and operations of the Company, any Subsidiary, the Assets or any other assets or properties currently or previously leased or owned by the Company or any Subsidiary in connection with
(i) any release, transportation or disposal of any Waste Materials, hazardous substance or solid waste or (ii) action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law.

         2.16 Governmental Licenses and Permits. The Company and each of its Subsidiaries has all Material federal, state, local and foreign governmental licenses and permits necessary to the conduct of its operations of business as currently conducted, such licenses and permits are in full force and effect, no Material violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any thereof. Schedule 2.16 contains a true, complete and accurate list of (a) all such Material governmental licenses and permits and (b) all Material consents, orders, decrees and other compliance agreements under which the Company or any Subsidiary is operating or bound, copies of all of which have been furnished to EVI and Sub. Neither the Company nor any Subsidiary has received or is aware of any reports of inspections under the United States Occupational Safety and Health Act, or under any other applicable federal, state or local health and safety laws and regulations relating to the Company, any Subsidiary, the Assets or the operation of the Company's or any of its Subsidiaries' business. As of the date hereof, there are no safety, health, anti-competitive or discrimination claims that have been made or are pending or, to the best knowledge of the Company, that are threatened relating to the business or employment practices of the Company or any of its Subsidiaries.

         2.17    Taxes.  Except as set forth in Schedule 2.17:

                 (a) all returns (including, without limitation, income, franchise, sales and use, unemployment compensation, excise, severance, property, gross receipts, profits, payroll and withholding tax returns and information returns) and reports (collectively, the "Tax Returns") of or relating to any foreign, federal, state or local tax, assessment, levy, impost, duty, withholding, estimated payment or other similar governmental charge (collectively, together with any penalties, additions to Tax, fines, interest and similar charges thereon or related thereto, the "Taxes") that are required to be filed on or before the Effective Date, subject to any allowable extension periods, for, by, on behalf of or with respect to the Company or any of its Subsidiaries, including, but not limited to, those relating to the income, business, operations or property of the Company or any of its Subsidiaries (whether on a separate, consolidated, affiliated, combined, unitary or any other basis), have been or will be timely filed with the appropriate foreign, federal, state and local authorities, and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been or will be paid in full on or before the Effective Date, except where the failure to file Tax Returns and to pay Taxes would not have a Material adverse effect on the Company Condition;

                 (b) all such Tax Returns and the information and data contained therein have been or will be properly and accurately compiled and completed, fairly present or will fairly present the information purported to be shown therein, and reflect or will reflect all liabilities for Taxes for the periods covered by such Tax Returns;

                 (c) none of such Tax Returns are under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Company or any Subsidiary or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary with respect to any Tax, or any matters under discussion with any foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

                 (d) all Taxes assessed and due and owing from or against the Company or any Subsidiary on or before the Effective Date (including, but not limited to, ad valorem Taxes relating to any property of the Company or any Subsidiary) have been or will be timely paid in full on or before the Effective Date;

                 (e) all withholding Tax, Tax deposit and estimated Tax payment requirements imposed on the Company or any Subsidiary for any and all periods ending on or before the Effective Date, or through and including the Effective Date for periods that have not ended on or before the Effective Date, have been or will be timely satisfied in full on or before the Effective Date or reserves adequate for the payment of such withholding, deposit and estimated Taxes have been or will be established in the financial statements of the Company on or before the Effective Date; and

                 (f) the Financial Statements reflect and include adequate charges, accruals, reserves and provisions for the payment in full of any and all Taxes payable with respect to any and all periods ending on or before the respective dates thereof.

         2.18 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any Subsidiary is a party or by which it is bound. There are no labor disputes to which the Company or any Subsidiary is a party. There are no strikes, slowdowns or picketing against the Company or any Subsidiary (or any supplier of goods or services to the Company or any Subsidiary) pending or, to the best knowledge of the Company, threatened. Neither the Company nor any Subsidiary has received notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions other than requests by individual employees who are not officers for wage increases and changes in employment terms in the normal course of business.

         2.19    Warranties and Product Liability.

                 (a) Except for (i) warranties implied by law and (ii) warranties disclosed on Schedule 2.19 hereto, neither the Company nor any Subsidiary has given or made any warranties in connection with the sale or rental of goods or services, including, without limitation, warranties covering the customer's consequential damages. The Company is not aware of any state of facts or the occurrence of any event forming the basis of any present claim in an amount in excess of $100,000 for all such claims against the Company or any Subsidiary with respect to warranties relating to products manufactured, sold or distributed by the Company or any Subsidiary or services performed by or on behalf of the Company or any Subsidiary.

                 (b) There is no state of facts or any event forming the basis of any present claim against the Company or any Subsidiary not fully covered by insurance, except for deductibles and self-insurance retentions, for personal injury or property damage alleged to be caused by products shipped or services rendered by or on behalf of the Company or any Subsidiary, except where any such claim would not have a Material adverse effect on the Company Condition.

         2.20 No Misleading Statements. This Agreement, the schedules hereto and the information referred to herein, when taken as a whole, do not include any untrue statement of a Material fact and do not omit to state any Material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

         Each Company Shareholder severally and not jointly represents and warrants to EVI and Sub with respect to the Company and with respect to such Company Shareholder but not with respect to any other Company Shareholder as follows:

         3.1     Tax Matters.

                 (a) Except as set forth on Schedule 3.1 hereto, such Company Shareholder has no present plan or intention to engage in a sale, exchange, transfer, reduction of risk of ownership or other direct or indirect disposition of (i) shares of EVI Common Stock to be issued to such Company Shareholder in the Merger, which shares have an aggregate fair market value, as of the Effective Time, in excess of 50% of the aggregate fair market value, immediately prior to the Merger, of the outstanding Common Stock of the Company or (ii) more than 50% of the shares of EVI Common Stock to be received by such Company Shareholder in the Merger.

                 (b) Other than in the ordinary course of its business, the Company has made (and will make) no transfer of any of its assets in contemplation of the Merger or during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with EVI regarding the Merger (or any other form of disposition of the assets or stock of the Company other than in the ordinary course of business). For the purposes of this Section 3.1(b), a transfer of assets includes any distribution of assets with respect to stock or in redemption of stock.

                 (c) As of the Effective Time, at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Surviving Corporation immediately subsequent to the Merger.

         3.2 Power and Authority. Such Company Shareholder has the requisite legal capacity and full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         3.3 Execution and Delivery. Such Company Shareholder has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.4 Effect of Agreement. The execution, delivery and performance by such Company Shareholder of this Agreement, the consummation by such Company Shareholder of the transactions contemplated hereby and the compliance by such Company Shareholder with the provisions hereof will not conflict with, or result in any violation of or default by such Company Shareholder (with or without notice or lapse of time, or both) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Company Shareholder is a party or by which such Company Shareholder or any of such Company Shareholder's assets or properties may be bound, or any statute or any judgment, decree, order, rule or regulation of any Governmental Entity to which such Company Shareholder is a party or by which any Company Shareholder or any of the assets or properties of such Company Shareholder may be bound.

         3.5 Consents. Except for filings under the HSR Act, those filings and consents described in Schedule 3.5 and those consents, approvals, authorizations, exemptions and filings, the failure to obtain or make would not prohibit or restrict the ability of such Company Shareholder to consummate the transactions contemplated by this Agreement, there is no consent, approval or authorization of any Person (other than those which have been obtained) required on the part of such Company Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that has not heretofore been made or obtained.

         3.6 Litigation. There is no legal, judicial, administrative, governmental, arbitration or other action or proceeding pending or, to the best knowledge of such Company Shareholder, threatened against such Company Shareholder that could reasonably be expected to affect the ability of such Company Shareholder to perform such Company Shareholder's obligations under this Agreement.

         3.7 Stock Ownership. Such Company Shareholder is the record and beneficial owner of the shares of Common Stock as described in Schedule 2.2(b) hereto, and has full authority to vote all of such shares as contemplated by this Agreement and, except as set forth on Schedule 2.2(b) hereto and in the Hydril Agreements, XLH Formation Agreements and the Class A Shareholders Agreement dated effective as of July 1, 1994, that is described in Section 5.14(c), the shares of Common Stock owned by such Company Shareholder as set forth in Schedule 2.2(b) hereto are owned free and clear of all Encumbrances and restrictive agreements, including, without limitation, voting trusts or stockholders agreements. Such Company Shareholder has full authority to transfer pursuant to the Merger all of the shares of Common Stock owned by such Company Shareholder free and clear of all Encumbrances and restrictive agreements, including, without limitation, voting trusts or stockholders agreements.

         3.8     Securities Law Matters.

                 (a) Such Company Shareholder recognizes and understands that the EVI Common Stock to be issued to such Company Shareholder pursuant to the Merger (the "securities") will not, except as expressly provided in Article 6, be registered under the Securities Act, or under the securities laws of any state (the "securities laws"). The securities are not being so registered in reliance upon exemptions from the Securities Act and the securities laws which are predicated, in part, on the representations, warranties and agreements of the Company Shareholders contained herein.

                 (b) Such Company Shareholder represents and warrants as to such Company Shareholder that (i) such Shareholder has business knowledge and experience, such experience being based on actual participation therein,
(ii) such Company Shareholder is capable of evaluating the merits and risks of an investment in the EVI Common Stock and the suitability thereof as an investment therefor, (iii) the EVI Common Stock to be acquired by such Company Shareholder in connection with the Merger will be acquired solely for investment and not with a view toward resale or redistribution in violation of the securities laws, (iv) such Company Shareholder's residence and domicile, in the case of each Company Shareholder that is a natural person is in the State of Texas and the principal corporate offices of Hydril are in the State of Texas, (v) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of the Company or EVI or as to the value of the EVI Common Stock and (vi) such Company Shareholder is an "accredited investor" within the meaning of Regulation D promulgated by the Commission pursuant to the Securities Act. Such Company Shareholder understands that none of EVI, Sub or the Company is under any obligation to file a registration statement or to take any other action under the securities laws with respect to any such securities except as expressly set forth in
Article 6 hereof.

                 (c) Such Company Shareholder has consulted with such Company's Shareholder's own counsel in regard to the securities laws and is fully aware (i) of the circumstances under which such Company Shareholder is required to hold the securities, (ii) of the limitations on the transfer or disposition of the securities, (iii) that the securities must be held indefinitely unless the transfer thereof is registered under the securities laws or an exemption from registration is available and (iv) that no exemption from registration is likely to become available for at least one year from the date of acquisition of the securities. Such Company Shareholder has been advised by such Company Shareholder's counsel as to the provisions of Rules 144 and 145 as promulgated by the Commission under the Securities Act and has been advised of the applicable limitations thereof.
Such Company Shareholder acknowledges that EVI, Sub and the Company are relying upon the truth and accuracy of the representations and warranties in this
Section 3.8 by such Company Shareholder in consummating the transactions contemplated by this Agreement without registering the securities under the securities laws.

                 (d) Such Company Shareholder has been furnished with the SEC Documents. Such Company Shareholder has been furnished with a summary description of the terms of the Merger, the EVI Common Stock and EVI, the Company and Sub have made available to such Shareholder the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which they possess or could reasonably acquire for the purpose of verifying the accuracy of information furnished to the Company Shareholders as set forth herein or for the purpose of considering the transactions contemplated hereby. EVI has offered to make available to such Company Shareholder upon request at any time all exhibits filed by EVI with the Commission as part of any of the reports filed therewith.

                 (e) Each Company Shareholder agrees that the certificates representing such Company Shareholder's EVI Common Stock to be acquired pursuant to the Merger will be imprinted with the following legend, the terms of which are specifically agreed to:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION, SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

Each Company Shareholder understands and agrees that appropriate stop transfer notations will be placed in the records of EVI and with its transfer agents in respect of the securities which are to be issued to the Company Shareholders in the Merger. EVI agrees that any shares of EVI Common Stock sold pursuant to an effective registration statement, including a registration statement filed pursuant to Article 6 hereof, shall have the above legend removed to permit the closing of the sale within three business days of written notice of the sale and certification by the Company Shareholder that the sale was made pursuant to the plan of distribution described in the registration statement and the prospectus delivery requirements under the Securities Act were fully complied with in connection with the sale.

         3.9 Indebtedness and Agreements. Immediately subsequent to the Effective Time, the Surviving Corporation will have no indebtedness outstanding that is payable to any Company Shareholder or any of their respective Affiliates, except for benefits pursuant to Benefit Plans listed on the schedules hereto. Immediately subsequent to the Effective Time, except for this Agreement and the Hydril Agreements which shall continue in effect, there will be no agreements, contracts, leases, arrangements or other understandings (either written or oral) between such Company Shareholder and the Surviving Corporation, except for benefits pursuant to Benefit Plans listed on the schedules hereto.


                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF EVI AND SUB

         EVI and Sub hereby jointly and severally represent and warrant to and covenant and agree with the Company and the Company Shareholders as follows:

         4.1 Corporate Organization. EVI is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Sub is a corporation duly organized, validly existing and in good standing under the laws of Texas. Each of EVI and Sub has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         4.2     Due Authorization, Execution and Delivery; Effect of
Agreement.

                 (a) The execution, delivery and performance by EVI and Sub of this Agreement and the consummation by EVI and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EVI and Sub. This Agreement has been duly and validly executed and delivered by EVI and Sub and constitutes the legal, valid and binding obligation of EVI and Sub, enforceable against each of them in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (b) The consummation by EVI and Sub of the transactions contemplated hereby will not violate any provision of, or constitute a default under, any contract or other agreement to which EVI or Sub is a party or by which either of them is bound, or conflict with its charter or by-laws, other than violations, defaults or conflicts that would not Materially and adversely affect the ability of EVI or Sub to consummate the transactions contemplated by this Agreement.

         4.3 Consents. Except for the filing of a pre-merger notification and report form under the HSR Act, the filing and recordation of Articles of Merger as required by the TBCA and those consents, approvals, authorizations, exemptions and filings, the failure to obtain or make would not materially and adversely affect the ability of EVI and Sub to consummate the transactions contemplated by this Agreement, there is no consent, approval or authorization of, or exemption by, or filing with, any Governmental Entity required in connection with the execution, delivery or performance by EVI and Sub of this Agreement or the taking of any other action contemplated hereby that has not heretofore been made and obtained.

         4.4 Authorization for EVI Common Stock. EVI has taken all necessary action to permit it to issue the number of shares of EVI Common Stock required to be issued pursuant to the terms of this Agreement. The shares of EVI Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

         4.5 Brokerage. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of Sub or any Affiliate of Sub.

         4.6 SEC Documents. EVI has provided to the Company its Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, its Current Reports on Form 8-K dated January 23, March 17, April 25, and May 14, 1997, and its proxy statement with respect to the Annual Meeting of Stockholders held on May 6, 1997 (such documents collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of EVI included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of EVI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         4.7 Other Agreements. Neither EVI nor Sub nor any of their Affiliates is a party to any written or oral agreement or understanding with any Company Shareholder or any other Person who is an officer or director of the Company or any Affiliate of the Company regarding employment or compensation by EVI or any of its Affiliates following the Effective Date other than (i) the continuation of the employment by the Surviving Corporation following the Merger of the current employees of the Company at compensation levels that are not materially greater, in any individual case or collectively, than those now in effect at the Company and (ii) the right of such employees to participate in EVI's employee benefit plans following the Merger.


                                   ARTICLE 5
                            COVENANTS AND AGREEMENTS

         The parties covenant and agree as follows:

         5.1     Conduct of Business Operations.

                 (a) Except as expressly contemplated by this Agreement, neither the Company nor any Subsidiary shall without the prior written consent of EVI and Sub:

                          (i) (A) grant to any employee of the Company or any Subsidiary any increase in the rate or form of compensation, employee benefits, severance pay or termination pay, (B) adopt or amend (other than amendments that reduce the amounts payable by the Company or the Subsidiary or are required by law to preserve the qualified status of a plan or contract) in any respect any Benefit Plan, (C) pay or declare any bonus or similar payment in respect of any employee of the Company or any Subsidiary, or (D) enter into any employment, severance, termination or similar contract with any Person (including, without limitation, contracts with management of the Company or any Subsidiary that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder;

                          (ii) sell, lease or otherwise dispose of any Assets with a net book value as of March 31, 1997, in excess of $25,000 or any interests therein, or enter into, or consent to the entering into of, any agreement granting to any third Person a right to purchase, lease or otherwise acquire any Assets or interests therein, except for dispositions of inventory in the ordinary course of business;

                          (iii)   amend or modify any Hydril Agreement;

                          (iv) amend its Articles of Incorporation or By-laws;

                          (v) enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement;

                          (vi) organize, invest in or acquire an equity interest in any corporation, partnership, joint venture, association or other entity or organization;

                          (vii) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for monies borrowed (other than purchases of properties, goods and services under existing contracts), or make any loan or advance to any Person (other than trade receivables in the ordinary course of business);

                          (viii) (A) enter into any new line of business, (B) change its investment, liability management and other material policies in any respect, (C) incur or commit to any capital expenditures or financing which individually, or in the aggregate with respect to a series of related capital expenditures or financing, exceed $50,000, (D) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing all or substantially all of the assets of, or in any manner, any Person,
         (E) otherwise acquire or agree to acquire any assets for a total consideration in the aggregate in excess of $100,000, or (F) waive any right under or cancel any contract, debt or claim listed in Schedule 2.12(a) hereto, which waiver or cancellation would have a Material adverse effect on the Company Condition;

                          (ix) issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock or other ownership interests of any class, or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares, interests or convertible or exchangeable securities or enter into any agreement or understanding or offer or propose to do any of the foregoing or take any preliminary action with respect to such matters;

                          (x) enter into any contract, commitment or arrangement (or amend, modify, supplement or otherwise alter the terms of any existing contract, agreement or instrument set forth in
         Schedule 2.12(a) hereto) with any Person or enter into a contract, commitment or arrangement with respect to any sales, agency or other contract (A) for non-employee personal services with any Person providing for annual payments in excess of $25,000 or (B) requiring payment by the Company or any of its Subsidiaries for any goods or services whether or not such goods or services are provided;

                          (xi) terminate, amend or modify any Material lease of any real property;

                          (xii) maintain its books of account other than in the usual, regular and ordinary manner in accordance with good business practices or make any change in any of its accounting methods, principles or practices; or

                          (xiii) take any action that would reasonably be expected to result in any of the conditions to Closing set forth in
         Article 7 and Article 8 hereof not being satisfied.

                 (b) Notwithstanding the limitations contained in Section 5.1(a) hereof, without the consent of EVI and Sub, the Company may on such terms as the Company may elect, so long as consistent with Company's normal and customary course of doing business: (i) hire and terminate non-officer employees, (ii) establish and modify the terms of employment on an individual basis of non-officer employees, (iii) pay normal commissions to non-officer employees and "good job" service bonuses to non-officer employees consistent with past practice, (iv) incur and pay or not pay trade payables, (v) obtain pipe inventory through consignment and increase the amount of the same, (vi) increase the Company's current revolving line of credit up to $5,000,000, (vii) purchase or lease threading equipment, (viii) manufacture and purchase pipe protectors ("HDL's"), (ix) extend, collect, or not collect account receivables,
(x) incur, commit to, or make capital expenditures under the Company's 1997 capital budget provided to EVI, and (xi) complete all existing sales and servicing obligations of the Company.

                 (c) The Company shall not without the prior written consent of EVI and Sub (i) declare, set aside or pay any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock,
(ii) split, combine or reclassify any of the Company's capital stock or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, the Company's capital stock or other ownership interests, (iii) issue any capital stock or other ownership interests in any Subsidiary, (iv) purchase, redeem or acquire any shares of the Company's or any Subsidiary's capital stock or other ownership interests or (v) except as contemplated by this Agreement, enter into or allow any Subsidiary to enter into any agreement or other transaction with a Company Shareholder or an Affiliate of a Company Shareholder.

         5.2 Maintain Assets and Operations. The Company shall (a) carry on its business in the usual, regular and ordinary course in substantial compliance with all applicable laws, rules and regulations, (b) use its best efforts to preserve its business organization, maintain its rights and franchises, keep available the services of its officers and employees and preserve the goodwill and its relationships with customers, suppliers and others having business dealings with it, (c) use its best efforts to preserve in full force and effect all leases, operating agreements, easements, rights-of-way, permits, licenses, contracts and other agreements which relate to the Assets (other than those expiring by their terms), (d) use its best efforts to perform or cause to be performed all of its obligations in or under any of such leases, agreements and contracts and (e) use its best efforts to safeguard and maintain secure all engineering data, reports and other confidential data in the possession of the Company relating to the Assets, including the Intellectual Property.

         5.3 Litigation and Claims. The Company shall promptly inform EVI and Sub in writing of any litigation, or any claim or controversy or contingent liability of which the Company or any of its Subsidiaries becomes aware and that might reasonably be expected to become the subject of litigation, against the Company or its Subsidiaries or affecting any of its

Assets, in each case in an amount in controversy in excess of $50,000, or that is seeking to prohibit or restrict the transactions contemplated hereby.

         5.4     Access to Information.

                 (a) Subject to the terms of the Confidentiality Agreement, except to the extent otherwise required by United States regulatory considerations, the Company shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, afford to EVI, and to EVI's accountants, counsel, financial advisors and other representatives, reasonable access during the period from the date hereof to the Effective Time to the Company's and its Subsidiaries' respective properties, books, contracts, commitments and records and all information concerning its business, properties, financial condition, operations and personnel, including all accounting work papers of it and its outside auditors, litigation files, patent files and Tax records, and, during such period, the Company shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, furnish promptly to EVI all information concerning its business, properties, financial condition, operations and personnel as EVI may from time to time reasonably request.

                 (b) Subject to the terms of the Confidentiality Agreement, the Company agrees to advise EVI of all Material developments with respect to the Company and its assets and liabilities from the date hereof to the Effective Time.

                 (c) Subject to the terms of the Confidentiality Agreement, except as required by law, each of the Company and EVI shall hold, and cause its respective directors, officers, employees, accountants, counsel, financial advisors and representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder or either party's right to terminate this Agreement as provided in Article 9 hereof.

                 (d) Subject to the terms of the Confidentiality Agreement, except to the extent otherwise required by United States regulatory considerations, the Company agrees to permit EVI and its representatives to have, after the date of execution hereof, full access to all the books and records of the Company and to request Deloitte & Touche LLP to permit Arthur Andersen LLP, to review and examine the work papers of Deloitte & Touche LLP with respect to the Company, and the officers of the Company will furnish to EVI such financial and operating data and other information with respect to the business and properties of the Company as EVI shall from time to time reasonably request.

                 (e) The Company shall also promptly notify EVI of any notices from or investigations by Governmental Entities that could Materially affect the Company's business or assets. EVI will promptly notify the Company of any notices from or investigations by Governmental Entities that could Materially affect the consummation of the Merger.

         5.5     HSR Filing.

                 (a) EVI, the Company, Sub and Hydril (collectively, the "HSR Parties") shall make all premerger notification and report form filings required under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the HSR Parties agrees to use reasonable efforts to promptly respond to, and fully address, any formal or informal inquiry or request for information by a Governmental Entity regarding the transactions contemplated hereby.

                 (b) Each of the HSR Parties will furnish one another copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "HSR Documents")) between such HSR Party, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (A) with respect to documents and other materials filed by or on behalf an HSR Party with the Antitrust Division of the Department of Justice, the Federal Trade Commission or any state attorneys general that are otherwise available for review by the other HSR Parties, copies will not be required to be so provided, (B) the other HSR Parties may redact all revenue figures relating to any service not provided or any product not manufactured or sold by the other HSR Parties or any of their respective Subsidiaries (according to such other HSR Parties' HSR Documents) and (C) with respect to any HSR Party's Documents (1) that contain any information which, in the reasonable judgment of such HSR Party's counsel, should not be furnished to such other HSR Parties' counsel because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of an HSR Party to furnish any such HSR Documents to the other HSR Party's counsel shall be satisfied by the delivery of such HSR Documents on a confidential basis to such other HSR Parties' counsel pursuant to an appropriate confidentiality agreement to be entered into by Orgain, Bell & Tucker, L.L.P., on behalf of the Company, Fulbright & Jaworski L.L.P., on behalf of EVI and Sub, and Baker & Botts L.L.P., on behalf of Hydril.

                 (c)      Notwithstanding the foregoing provisions in this
Section 5.5, nothing contained in this Agreement shall be construed so as to require any of the HSR Parties, or any of their respective Subsidiaries or Affiliates, to sell, license, dispose of or hold separate, or to operate in any specified manner, any of their respective assets or businesses (or to require any of the HSR Parties or any of their respective Subsidiaries or Affiliates to agree to any of the foregoing). The obligations of each HSR Party under
Section 5.5(a) hereto to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under Section 5.5(b).

         5.6     Reasonable Efforts; Notification.

                 (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in Section 5.5 or this
Section 5.6, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement.

                 (b) The Company shall give prompt notice to EVI, and EVI or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to Materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate or (ii) the failure by it to comply with or satisfy in any Material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

         5.7 No Solicitation. Neither the Company nor any Company Shareholder shall authorize or permit any officer, director or employee or any investment bank, attorney or other advisor or representative of the Company or any Affiliate of the Company to, solicit or initiate any proposal (other than any proposal by EVI or any of its Affiliates) for the acquisition of the stock or a substantial portion of the Assets of the Company or any proposal or offer (other than a proposal or offer by EVI or any of its Affiliates) to acquire in any manner, directly or indirectly, an equity interest in the Company, any voting securities of the Company or a substantial portion of the Assets of the Company.

         5.8 Employees. The Company shall use its reasonable best efforts to (a) assist Sub in evaluating Sub's requirements as to which employees of the Company Sub desires to continue as employees of the Surviving Corporation and
(b) cooperate with Sub to secure the continued employment of such persons.

         5.9 Accounting Matters. Neither the Company nor any Company Shareholder shall take or agree to take, nor shall they permit any of their respective Affiliates to take or agree to take, any action that would prevent EVI from accounting for the business combination to be effected by the Merger as a pooling of interests.

         5.10    Further Assurances.

                 (a) If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

                 (b)      With respect to the conditions of EVI and Sub in
Article 7 that can be satisfied by an act by the Company, its officers or directors, or by one or more of the Company Shareholders (without breach of duty to another or to the Company and without exposing them to personal liability for any obligation of the Company), the Company and each of the Company Shareholders shall be obligated to do such acts as may be reasonably required of them to satisfy such conditions. Without limitation, and only as a non-exhaustive example, if any Company Shareholder is believed by EVI to be an Affiliate, then such Company Shareholder will be obligated to timely deliver the undertaking required by Section 7.9.

         5.11 Discharge of Indebtedness. Simultaneously with the Closing, EVI or the Surviving Company shall take such action as is necessary to have all of the Company's shareholders released as guarantors of the Company's indebtedness with Texas Commerce Bank, N.A.

         5.12    Shareholder Approval; Voting; Restriction on Disposition.

                 (a) Each Company Shareholder hereby irrevocably (i) waives notice of a meeting of shareholders for purpose of approving and adopting this Agreement as contemplated by Article 5.03 of the TBCA, (ii) acknowledges that the Board of Directors of the Company has taken all action to approve the plan of merger described in this Agreement and has taken all other action required to consummate the transactions provided for herein as contemplated by Article 5.01 of the TBCA, (iii) approves and adopts, and consents to the approval and adoption of this Agreement, the plan of merger provided for herein and all transactions contemplated hereby, and (iv) waives any right to dissent or seek any appraisal rights on account of the Merger. The Company and the Company Shareholders shall take such additional action as may be necessary under the TBCA to approve the Merger.

                 (b) Except as contemplated by this Agreement, prior to the earlier of the Effective Time or the termination of this Agreement as provided for herein, each of the Company Shareholders agrees that such Company Shareholder will not contract to sell, sell, encumber or otherwise transfer or dispose of any shares of Common Stock or any interest therein, or grant any option or other right in respect thereof, or grant any voting rights with respect thereto, without the prior written consent of EVI and Sub.

         5.13    Release.

                 (a) AS OF THE EFFECTIVE TIME, EACH OF THE COMPANY SHAREHOLDERS DOES HEREBY FOR ITSELF AND FOR HIMSELF OR HIS HEIRS, EXECUTORS, ADMINISTRATORS AND LEGAL REPRESENTATIVES REMISE, RELEASE, ACQUIT AND FOREVER DISCHARGE THE COMPANY AND ITS RESPECTIVE CONTROLLED AFFILIATES, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES, IN THEIR CAPACITIES AS SUCH, AND EACH AND ALL OF THE OTHER COMPANY SHAREHOLDERS AND THEIR SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION AND OBLIGATIONS OF EVERY NATURE WHATSOEVER, LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, FIXED OR CONTINGENT, WHICH EACH OF SUCH COMPANY SHAREHOLDERS NOW HAS, OWNS OR HOLDS OR HAS AT ANY TIME PREVIOUSLY HAD, OWNED OR HELD AGAINST THE COMPANY, OR SUCH PERSON IN SUCH CAPACITY, INCLUDING WITHOUT LIMITATION ALL LIABILITIES CREATED AS A RESULT OF THE NEGLIGENCE, GROSS NEGLIGENCE AND WILLFUL ACTS OF THE COMPANY AND ITS EMPLOYEES AND AGENTS OR THE OTHER COMPANY SHAREHOLDERS, EXISTING AS OF THE EFFECTIVE TIME OR RELATING TO ANY MATTER THAT OCCURRED ON OR PRIOR TO THE EFFECTIVE TIME, INCLUDING ANY MATTER RELATING TO THE MERGER, THE EXECUTION AND NEGOTIATION OF THE MERGER AGREEMENT AND ANY MATTER RELATING TO THE STOCK RESTRICTION AGREEMENT OR THE OTHER XLH FORMATION AGREEMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER IN RESPECT OF EACH OTHER; PROVIDED, HOWEVER, THAT ANY CLAIMS, LIABILITIES, DEBTS OR CAUSES OF ACTION THAT MAY ARISE IN THE CONNECTION WITH THE FAILURE OF ANY OF THE PARTIES HERETO TO PERFORM ANY OF THEIR OBLIGATIONS (I) HEREUNDER OR UNDER ANY OTHER AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, (II) UNDER ANY OF THE HYDRIL AGREEMENTS OR
(III) FROM ANY BREACHES BY ANY OF THEM OF THIS AGREEMENT OR ANY OTHER AGREEMENT SHALL NOT BE RELEASED OR DISCHARGED PURSUANT TO THIS AGREEMENT; AND PROVIDED FURTHER ANY LIABILITIES UNDER BENEFIT PLANS LISTED ON THE SCHEDULES HERETO OR UNDER THE HYDRIL LICENSE AGREEMENT SHALL NOT BE RELEASED.

                 (b) EACH OF THE COMPANY SHAREHOLDERS REPRESENTS AND WARRANTS THAT SUCH COMPANY SHAREHOLDER HAS NOT PREVIOUSLY ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS RELEASED HEREIN. EACH OF THE COMPANY SHAREHOLDERS COVENANTS AND AGREES THAT HE WILL NOT ASSIGN OR TRANSFER TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS TO BE RELEASED HEREIN. EACH OF THE COMPANY SHAREHOLDERS REPRESENTS AND WARRANTS THAT HE HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS
SECTION 5.16 AND THAT HE HAS BEEN REPRESENTED BY LEGAL COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT.

         5.14    Stockholder Agreements.

                 (a) The Class A Shareholders Agreement effective as of July 1, 1994, by, between and among Paul Pigue, Mary Ann Pigue, The John Paul Preston "S" Corp. Trust,

Marvin E. Odum, Jr., Gretchen Odum, The Bryan Jennings Odum "S" Corp. Trust and
W. A. Taylor and Debra Lyn Taylor shall be terminated effective as of the Effective Time.

                 (b) The Stock Restriction Agreement and the Registration Rights and Buy-Sell Agreement effective as of July 1, 1994, by and among Hydril and the holders of the Class A Common Stock named therein, XL Systems, Inc. and the Company shall terminate and be of no further effect as of the Effective Time.

         5.15    [Intentionally Omitted].

         5.16 New License Agreement. At the Closing, Hydril and EVI shall execute and deliver a License Agreement in the form of Exhibit 5.16 hereto, whereupon all parties hereto agree that the Wedge Thread License Agreement between Hydril and the Company, and all sublicenses thereunder, shall have no further force or effect. EVI agrees to cause each Subsidiary of the Company that is a sublicensee of the Company to deliver to Hydril an acknowledgement of the foregoing. Hydril agrees to cause each Person in which Hydril owns any direct or indirect equity or other similar ownership interest that is a sublicensee of Hydril to deliver to EVI an acknowledgement of the foregoing.


                                   ARTICLE 6
                              REGISTRATION RIGHTS

         6.1     Shelf Registration.

                 (a) On or prior to the date on which final results of operations of EVI covering at least 30 days of combined operations of EVI and the Surviving Corporation have been published by EVI, EVI shall (i) prepare and file with the Commission a registration statement on Form S-3 (the "Shelf Registration Statement") covering the shares of EVI Common Stock issued to the Company Shareholders pursuant to the Merger (and references in this Article 6 to "EVI Common Stock" shall be deemed to include any Escrow Shares and any shares of common stock or other securities received by the Company Shareholders on account of any stock split, stock dividend or merger of EVI) for the nonunderwritten offering and sale by the Company Shareholders of such EVI Common Stock on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, and (ii) use its best efforts to cause the Shelf Registration Statement to become effective as soon as possible after the filing thereof so as to permit the secondary resale of such EVI Common Stock by the Company Shareholders or any of them.

                 (b) Notwithstanding the provisions of Section 6.1(a), if the Board of Directors of EVI determines in good faith, expressed by a resolution specifying the reason therefor, that the secondary offer and resale of EVI Common Stock by the Company Shareholders as contemplated by Section 6.1(a) would materially and adversely affect a pending or proposed public offering of securities of EVI, an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to EVI or negotiations, discussions or pending proposals with respect thereto or require premature disclosure of information not otherwise required to be disclosed to the potential detriment of EVI, then upon not less than two Business Days' prior written notice of such determination to each of the Company Shareholders, EVI shall be entitled to require the suspension by the Company Shareholders of any distribution of EVI Common Stock under the Shelf Registration Statement for a reasonable period of time which, for purposes of this Section 6.1(b), shall not exceed 60 days nor 45 days after the abandonment or consummation of the proposal or transaction. Such written notice shall contain a general statement of the reasons for such suspension, a copy of the resolution adopted by EVI's Board of Directors certified by EVI's corporate secretary and an estimate of the anticipated period of suspension. EVI shall promptly notify each of the Company Shareholders of the expiration or earlier termination of such suspension.

                 (c) Notwithstanding the provisions of Section 6.1(a), if EVI shall file a registration statement with respect to an offering by it through an underwriter or group of underwriters (an "Underwriter Registration Statement") of EVI Common Stock or securities convertible into or exchangeable or exercisable for EVI Common Stock, and the managing underwriter or underwriters advise EVI that a sale or distribution of the EVI Common Stock covered by the Shelf Registration Statement would adversely affect such offering, then upon written notice to each of the Company Shareholders by or on behalf of such underwriters, the Company Shareholders shall, to the extent not inconsistent with applicable law, suspend the distribution of any shares of EVI Common Stock pursuant to the Shelf Registration Statement during a period specified by or on behalf of such underwriters, which period shall not be greater than 10 days prior to or 90 days following the effective date of such Underwriter Registration Statement. The period following the effective date of such Underwriter Registration Statement shall be subject to early termination by the managing underwriter or underwriters. Following the expiration or termination of any such suspension pursuant to this Section 6.1(c), no other suspension may be imposed pursuant to Section 6.1(c) for at least 90 days.

                 (d) The filing of a Shelf Registration Statement pursuant to Section 6.1(a) shall not limit or deny a Company Shareholder such Company Shareholder's rights under Section 6.2 or vice versa.

         6.2     Piggyback Rights.

                 (a) If, at any time prior to the first anniversary of the date of this Agreement, EVI proposes to register under the Securities Act any shares of EVI Common Stock for sale by it pursuant to an underwritten public offering of the EVI Common Stock (except with respect to registration statements filed on Form S-4 or such other forms as shall be prescribed under the Securities Act for the same purposes as such form), it will at each such time, prior to the filing of any such registration statement, give written notice to the Company Shareholders who then hold shares of EVI Common Stock of its intention so to do and, upon the written request (which must specify the number of shares of EVI Common Stock to participate in such underwritten offering) of any of the Company Shareholders delivered to EVI within five days of receipt of EVI's notice, EVI will use its best efforts to cause any EVI Common Stock issued to such requesting Company Shareholder pursuant to the Merger as to which registration shall have been so requested to be included in the shares to be covered by the registration statement proposed to be filed by EVI for sale by it in such offering, all to the extent requisite to permit the sale or other disposition (in accordance with the written request of the Company Shareholders as aforesaid) by such of the Company Shareholders of such EVI Common Stock in such offering as have so requested such registration. Nothing contained in this Section 6.2 shall, however, limit EVI's right to cancel, postpone or withdraw any such proposed registration for any reason.

                 (b) Any request by the Company Shareholders pursuant to this Section 6.2 to register EVI Common Stock for sale in the underwriting shall be on the same terms and conditions as the shares of EVI Common Stock to be registered, if any, and sold through underwriters under such registration; provided, however, that as a condition to such inclusion the requesting Company Shareholders shall execute an underwriting agreement acceptable to the underwriters and, if requested, a custody agreement having such customary terms as the underwriters shall request, including indemnification, and if the managing underwriter determines and advises in writing that the inclusion in the underwriting of all EVI Common Stock proposed to be included by the requesting Company Shareholders and any other shares of EVI Common Stock sought to be registered by any other shareholder of EVI exercising rights comparable to those of the Company Shareholders under this Agreement (the "Other Common Stock") would, in its reasonable and good faith judgment, interfere with the successful marketing of the securities proposed to be registered for underwriting by EVI or by any holder of EVI Common Stock having the right to require EVI to file a registration statement to register such EVI Common Stock, then the number of shares of EVI Common Stock and Other Common Stock requested to be included in the underwriting shall be reduced pro rata among the Company Shareholders and the holders of Other Common Stock requesting such registration and inclusion in the underwriting and may, in the determination of such managing underwriter and consistent with pro rata reduction, be reduced to zero.

         6.3 Procedure. If and whenever EVI is required by the provisions of this Agreement to use its best efforts to effect the registration of any EVI Common Stock under the Securities Act, EVI will, subject to the provisions of Sections 6.1, 6.2 and 6.5 hereof:

                 (a) as expeditiously as reasonably practicable, prepare and file with the Commission a registration statement on the appropriate form with respect to such EVI Common Stock and use reasonable efforts to cause such registration statement to become and remain effective;

                 (b) as expeditiously as reasonably practicable, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of such EVI Common Stock covered by such registration statement in accordance with the intended method of distribution set forth in such registration statement;

                 (c) as expeditiously as reasonably practicable, furnish to each of the Company Shareholders selling EVI Common Stock registered, or to be registered under the Securities Act, such number of copies of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request, in order to facilitate the public sale or other disposition of such EVI Common Stock owned by such seller; provided, however, that the obligation of EVI to deliver copies of prospectuses or preliminary prospectuses to such Company Shareholders shall be subject to the receipt by EVI of reasonable assurances from such Company Shareholders that they will comply with the applicable provisions of the Securities Act and of such other securities laws as may be applicable in connection with any use by it of any prospectuses or preliminary prospectuses;

                 (d) as expeditiously as practicable, use its best efforts to register or qualify EVI Common Stock covered by such registration statement under such other securities laws of such United States jurisdictions as the Company Shareholders making such request shall reasonably request (considering the nature and size of the offering) and do any and all other acts and things which may be necessary or desirable to enable the Company Shareholders making such request to consummate the public sale or other disposition in such jurisdictions of EVI Common Stock owned by such Company Shareholders; provided, however, that the Company shall not be required to qualify to transact business as a foreign corporation in any jurisdiction in which it would otherwise not be required to be so qualified or to take any action which would subject it to general service of process in any jurisdiction in which it is not then so subject;

                 (e) bear all Registration Expenses (as defined below) in connection with all registrations hereunder; provided, however, that all Selling Expenses (as defined below) of EVI Common Stock held by the Company Shareholders and all fees and disbursements of counsel for the Company Shareholders in connection with each registration pursuant to this Agreement shall be borne by such Company Shareholders pro rata in proportion to the number of shares of EVI Common Stock covered thereby being sold or in such proportion as they may agree. For purposes of this Section 6.3, expenses incurred by EVI in complying with this Agreement, including, without limitation: (i) all registration and filing fees; (ii) all printing expenses;
(iii) all fees and disbursements of counsel for EVI; (iv) all blue sky fees and expenses; and (v) all fees and expenses of accountants for EVI are herein referred to as "Registration Expenses". All underwriting fees and discounts and brokerage and selling commissions and fees and expenses of the counsel for the Company Shareholders and any underwriter's counsel applicable to the sales in connection with any such registration are herein referred to as "Selling Expenses"; and

                 (f)      keep the registration statement filed pursuant to
Section 6.1 hereof effective until the first anniversary of the Effective Date or such shorter period of time until the transfer or sale of all EVI Common Stock so registered has been completed.

         6.4     Indemnification.

                 (a) In the event of a registration of any EVI Common Stock under the Securities Act pursuant to this Agreement, EVI will indemnify and hold harmless each selling Company Shareholder and any other Person, if any, who controls such selling Company Shareholder within the meaning of
Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such selling Company Shareholder or such controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such EVI Common Stock was registered under the Securities Act, any preliminary prospectus distributed with the consent of EVI or final prospectus contained therein, or any amendment thereof or supplement thereto, including all documents incorporated by reference therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will, unless EVI assumes the defense as provided in Section 6.4(c), promptly following request and receipt of reasonable supporting documents, such as invoices, reimburse each such Company Shareholder and each such controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, such Company Shareholder delivers to EVI a written agreement acceptable to EVI agreeing to promptly reimburse EVI in the event it is determined that such Company Shareholder was not entitled to indemnification hereunder; provided further, however, that EVI will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement, including all documents incorporated by reference therein, in reliance upon and in conformity with written information furnished to EVI by or on behalf of any of the Company Shareholders or a controlling Person of any of the Company Shareholders specifically for use in the preparation thereof.

                 (b) In the event of any registration of any EVI Common Stock under the Securities Act pursuant to this Agreement, each selling Company Shareholder of such EVI Common Stock will severally indemnify and hold harmless EVI and each Person, if any, who controls EVI within the meaning of Section 15 of the Securities Act, each officer of EVI who signs the registration statement, each director of EVI and each underwriter (if any) and each Person who controls any underwriter (if any) within the meaning of Section 15 of the Securities Act, against any and all such losses, claims, damages, liabilities or actions which EVI or such officer, director, underwriter (if any) or controlling Person may become subject under the Securities Act or otherwise, and will reimburse EVI, each such officer, director, underwriter (if any) and controlling Person for any legal or any other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action, if (a) such loss, claim, damage, liability or action in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any such prospectus, or any amendment thereof or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and such statement or omission of a material fact was made in reliance upon and in conformity with written information furnished to EVI on behalf of such Company Shareholder specifically for use in connection with the preparation of such registration statement or prospectus or (b) such loss, claim, damage, liability or action in respect thereof arises out of or is based upon such Company Shareholder's failure to deliver any required prospectus or otherwise comply with applicable laws regarding the same. In connection with any transaction contemplated by Section 6.2 hereof, the Company Shareholders also agree to indemnify each such underwriter and each Person who controls any such underwriter within the meaning of Section 15 of the Securities Act as may reasonably and customarily be requested by the underwriters in connection with any underwritten offering of such EVI Common Stock.

                 (c) Promptly after receipt by any indemnified Person of notice of any claim or commencement of any action in respect of which indemnity is to be sought against an indemnifying Person pursuant to this Agreement, such indemnified Person shall notify the indemnifying Person in writing of such claim or of the commencement of such action, and, subject to provisions hereinafter stated, in case any such action shall be brought against an indemnified Person and such indemnifying Person shall have been notified of the same, such indemnifying Person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person, and after notice from the indemnifying Person to such indemnified Person of its election to assume the defense thereof, such indemnifying Person shall not be liable to such indemnified Person in connection with the defense thereof; provided, however, if there exists or will exist a conflict of interest which would make it inappropriate in the reasonable judgment of the indemnified Person for the same counsel to represent both the indemnified Person and such indemnifying Person then such indemnifying Person shall be entitled to retain its own counsel at the expense of such indemnifying Person; provided further, however, the indemnifying Person shall not be required to pay for more than one separate counsel for all of the indemnified Persons in addition to any local counsel.

         6.5 Termination. If Rule 144 or Rule 145 as promulgated under the Securities Act or any successor or similar rule or statute shall permit the sale by a Company Shareholder at any time over a period of 90 consecutive days of all the shares of EVI Common Stock received by the Company Shareholders in compliance with the conditions thereof and the provisions thereof, then the rights of the Company Shareholders as to registration provided for in this Agreement with respect to all of that Company Shareholder's EVI Common Stock shall terminate immediately.

         6.6 NYSE Listing. EVI shall take all action necessary to cause all shares of the EVI Common Stock to be issued pursuant to this Agreement to be listed on the NYSE upon official notice of issuance to NYSE.


                                   ARTICLE 7
                   CONDITIONS TO EVI'S AND SUB'S OBLIGATIONS

         The obligations of EVI and Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by EVI and Sub) on or prior to the Closing of all of the following conditions:

         7.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date when made and at and as of the Closing.

         7.2 Performance of Covenants and Agreements. The Company and its Subsidiaries shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by them prior to or at the Effective Time. None of the events or conditions entitling EVI or Sub to terminate this Agreement under Article 9 hereof shall have occurred and be continuing.

         7.3 Consents. Any consent required for the consummation of the Merger under any agreement, contract, license or other instrument described in any exhibit hereto or referred to herein, or for the continued enjoyment by the Surviving Corporation of the benefits of any such agreement, contract, license or other instrument after the Merger, shall have been obtained and be effective.

         7.4 Governmental Approvals. All necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity shall have been obtained, made or lapsed and shall be in full force and effect.

         7.5 Resignation of Directors. EVI and Sub shall have received from the Company letters of resignation effective as of the Effective Date from the directors and officers of the Company and its Subsidiaries.

         7.6 Resolutions. EVI and Sub shall have received certified copies of resolutions of the Board of Directors and Company Shareholders approving this Agreement, the Merger and the transactions contemplated hereby.

         7.7 Certificates. EVI and Sub shall have received a certificate of the Company, satisfactory in form and substance to EVI and Sub, executed on behalf of the Company by the President of the Company, as to compliance with the matters set forth in Sections 7.1, 7.2, 7.3 and 7.4 of this Agreement.

         7.8 Opinion of Counsel. EVI and Sub shall have received an opinion of counsel to the Company in substantially the form attached hereto as
Exhibit 7.8.

         7.9 Affiliate Letters. EVI shall have received from the Company a list of such Persons, if any, that EVI, after discussions with counsel for the Company, believes may be

"affiliates" of the Company, within the meaning of Rule 145 under the Securities Act ("Affiliates"). The Company shall deliver or cause to be delivered to EVI an undertaking by each Affiliate in form satisfactory to EVI that (i) no disposition will be made by such Affiliate of any EVI Common Stock received or to be received pursuant to the Merger until such time as final results of operations of EVI covering at least 30 days of combined operations of EVI and the Company have been published and (ii) no EVI Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of Rule 144 or paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.


                                   ARTICLE 8
                    CONDITIONS TO THE COMPANY'S OBLIGATIONS

         The obligations of the Company and Company Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Company) on or prior to the Closing of all of the following conditions:

         8.1 Accuracy of Representations and Warranties. The representations and warranties of EVI and Sub set forth in this Agreement shall be true and correct in all respects as of the date when made and at and as of the Closing.

         8.2 Performance of Covenants and Agreements. EVI and Sub shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by it prior to or at the Effective Time. None of the events or conditions entitling the Company to terminate this Agreement under Article 9 hereof shall have occurred and be continuing.

         8.3 Governmental Approvals. All necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity shall have been obtained, made or lapsed and shall be in full force and effect.

         8.4 Opinion of Counsel. The Company and the Company Shareholders shall have received an opinion of counsel to EVI and Sub in substantially the form attached hereto as Exhibit 8.4.

                                   ARTICLE 9
                          TERMINATION PRIOR TO CLOSING

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) By the mutual written consent of EVI, Sub, Company, and all of the Company Shareholders; or

                 (b) By any of EVI, Sub, the Company or Company Shareholders owning at least 50% of the Common Stock in writing if the Merger shall not have been consummated on or before August 31, 1997, unless the failure to consummate the Merger is the result of a Default by the party seeking to terminate this Agreement; or

                 (c) By EVI or Sub in writing if the Company or any Company Shareholder shall be in Default; or

                 (d) By the Company in writing if EVI or Sub shall be in Default; or

                 (e) By any of EVI, Sub or the Company in writing if any Court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action seeking to enjoin, restrain or otherwise prohibit the consummation of the Merger;

                 (f) By EVI or Sub if, after the date of this Agreement, there shall have occurred a Material adverse change (or any development or condition involving a prospective Material adverse change) in the Company Condition;

                 (g) By EVI, Sub or the Company if the average closing sale price per share of the EVI Common Stock as reported by the NYSE for the twenty consecutive trading days immediately prior to notice of termination being provided to EVI by the Company is less than $27.50; or

                 (h) By the Company or by the holders of a majority of the Class A Common Stock if the average closing sale price per share of the EVI Common Stock as reported by the NYSE for the twenty consecutive trading days immediately prior to notice of termination being provided to EVI by the Company is greater than $50.00.

         9.2 Effect on Obligations. Termination of this Agreement pursuant to this Article 9 shall terminate all obligations of the parties hereunder; provided, however, that termination pursuant to clauses (c) or (d) of Section
9.1 hereof shall not relieve any Defaulting party from any liability to the other parties hereto if, and only if, such Default is the result of a knowing and willful breach of this Agreement by the Defaulting party and that, in the case of a Default as a result of an incorrect representation, the representation was known by an officer of the Defaulting party to have been incorrect as of the date initially made.

         9.3 Payment of Hydril Expenses. If the Merger does not close as a result of a breach by EVI, EVI will pay to Hydril its out of pocket expenses relating to this Agreement and the Merger, including expenses paid to any investment bank retained by it, subject to a maximum reimbursement of $250,000.

                                   ARTICLE 10
                NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         The representations and warranties set forth in Articles 3 and 4 shall survive the Effective Date without limitation. The representations and warranties of the Company shall not survive the Closing and the Company Shareholders and the Company's officers and directors shall have no obligation or liability therefor. The covenants and agreements entered into pursuant to this Agreement (other than covenants and agreements constituting those representations and warranties that do not survive the Closing as set forth in the preceding sentence) shall survive the Closing without limitation.

                                   ARTICLE 11
                                  DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings given to them in this Article 11 unless defined elsewhere in this Agreement.

         11.1    "Affiliate" shall have the meaning such term is given in
Section 7.9 hereof.

         11.2 "Agreement" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         11.3 "Amended License Agreement" shall have the meaning such term is given in Section 5.16 hereof.

         11.4 "Assets" shall mean all the assets and properties owned by the Company, tangible and intangible, real, personal and mixed.

         11.5 "Base Common Stock Conversion Rate" shall have the meaning such is given in Section 1.3(a) hereof.

         11.6 "Benefit Plan" shall mean any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical dependent care, cafeteria, employee assistance, scholarship program or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of the Company or a Subsidiary of the Company.

         11.7 "Business Day" shall mean any day other than Saturday, Sunday or other day on which federally chartered commercial banks in Houston, Texas are authorized or required by law to close.

         11.8 "CERCLA" shall mean the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

         11.9 "Class A Common Stock" shall mean the Class A common stock, $1.00 par value, of the Company.

         11.10 "Class B Common Stock" shall mean the Class B common stock, $1.00 par value, of the Company.

         11.11 "Class A Shareholders" shall have the meaning such term is given in the recitals to this Agreement.

         11.12   "Closing" shall have the meaning such term is given in Section
1.2 hereof.

         11.13 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         11.14 "Commission" shall mean the United States Securities and Exchange Commission.

         11.15 "Common Stock" shall mean the Class A Common Stock and the Class B Common Stock.

         11.16 "Common Stock Conversion Rate" shall have the meaning such term is given in Section 1.3(a) hereof.

         11.17 "Company" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         11.18 An event, matter or circumstance will be deemed to affect the "Company Condition" if it would affect the business, results of operations, financial condition, Assets or prospects of the Company and its Subsidiaries, taken as a whole.

         11.19 "Company Shareholder" shall have the meaning such term is given in Section 1.3(b) hereof.

         11.20 "Confidentiality Agreement" shall mean the Confidentiality Agreement between the Company and EVI dated as of May 8, 1997.

         11.21 "Consent Judgments" shall mean the consent judgments entered into in respect of the pleadings in Civil Actions Nos. H-89-2780 and H-94-0502 in the United States District Court for the Southern District of Texas, Houston Division.

         11.22   "Consideration" shall have the meaning such term is given in
Section 1.3(a) hereof.

         11.23 "Default" shall mean, as to any party to this Agreement, (a) a default by such party in the performance of any of its Material obligations hereunder and the continuation of such default for a period of ten Business Days after written notice is delivered by Sub or EVI (in the case of a default by the Company) or by the Company or the holders of a majority of the Class A Common Stock (in the case of a default by Sub or EVI) to the defaulting party that a default has occurred or (b) the Material breach of any representation or warranty of such party hereunder and the continuation of such breach for a period of ten Business Days after written notice is delivered by Sub or EVI (in the case of a breach by the Company) or by the Company or the holders of a majority of the Class A Common Stock (in the case of a breach by Sub or EVI) to the breaching party that a breach has occurred.

         11.24 "Deficiency" shall have the meaning given such term in Section 1.7(a) hereof.

         11.25   "Effective Date" shall have the meaning such term is given in
Section 1.2 hereof.

         11.26 "Effective Date Balance Sheet" shall have the meaning such term is given in Section 1.7(a) hereof.

         11.27 "Effective Time" shall mean the date and time when the Merger shall become effective.

         11.28 "Encumbrance" shall mean any security interest, mortgage, pledge, trust, claim, lien, charge, option, defect, restriction, encumbrance or other right or interest of any third Person of any nature whatsoever.

         11.29 "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to the environment heretofore or currently in effect in any and all jurisdictions in which the Company is conducting or at any time has conducted business, or where any of the Assets are located, or where any hazardous substances generated by or disposed of by the Company are located. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, and all other laws, statutes, ordinances, rules, regulations, orders and determinations of any Governmental Entity relating to
(a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other harmful substances. The terms "hazardous substance", "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that, to the extent the laws of the state in which any Assets are or were located currently provide for a meaning for "hazardous substance", "release", "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         11.30 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         11.31   "Escrow Shares" shall have the meaning such term is given in
Section 1.4(b).

         11.32 "EVI" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         11.33 "EVI Common Stock" shall mean the common stock, $1.00 par value, of EVI.

         11.34 "EVI HSR Documents" shall have the meaning such term is given in Section 5.5(b) hereof.

         11.35 "Excess" shall have the meaning such term is given in Section 1.7(a) hereof.

         11.36 "Financial Statements" shall have the meaning such term is given in Section 2.5(a) hereof.

         11.37 "Governmental Entity" shall mean the United States of America, any state, province, territory, county, city, municipality and any subdivision thereof, any court, administrative or regulatory agency, commission, department or body or other governmental authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         11.38   [Intentionally Omitted].

         11.39 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         11.40   "HSR Documents" shall have the meaning such term is given in
Section 5.5(b) hereof.

         11.41   "HSR Parties" shall have the meaning such term is given in
Section 5.5(a) hereof.

         11.42   "Hydril" shall mean Hydril Company, a Delaware corporation.

         11.43 "Hydril Agreements" shall mean the Wedge Thread License Agreement, the Settlement Agreement and the Consent Judgments.

         11.44 "Interim Financial Statements" shall have the meaning such term is given in Section 2.5(b) hereof.

         11.45 "Intellectual Property" shall mean patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know how, trade secrets, designs, plans, manuals, processes and other proprietary intellectual property rights and computer programs, and all registrations for, and applications for registration of, any of the foregoing.

         11.46   "IRS" shall mean the United States Internal Revenue Service.

         11.47   "Market Price" shall have the meaning such term is given in
Section 1.3(a) hereof.

         11.48 A single event, occurrence, fact or matter will be deemed to be "Material", to have a "Material" adverse effect, to cause a "Material" change or to be "Materially" affected if such event, occurrence, fact or matter, together with all other events, occurrences, facts or matters that could reasonably be expected to result in a material loss to the Company and its Subsidiaries, taken as a whole, would have, or might reasonably be expected to have, a material adverse effect on the Company Condition, or that would constitute a criminal violation of law involving a felony.

         11.49 "Merger" shall have the meaning such term is given in the recitals to this Agreement.

         11.50 "Multiemployer Pension Plans" shall have the meaning such term is given in Section 2.7(g) hereof.

         11.51 "Net Equity" shall mean, in accordance with generally accepted accounting principles and with reference to the Company's consolidated balance sheet, (i) the difference between total assets and total liabilities (including deferred income tax liabilities and capital lease obligations) less (ii) all liabilities of the Company determined in accordance with generally accepted accounting principles to the extent such liabilities are not otherwise included in the Company's consolidated balance sheet; provided, however, there shall be excluded from the calculation of Net Equity (i) any increases in the carrying value of any assets by virtue of adjustments made after December 31, 1996, (ii) increases due to the recognition of any non-cash income after December 31, 1996, other than in connection with any sales of products and services in the ordinary course of business and (iii) any increase in equity as a result of unrealized gains, translation adjustments, reversals of accruals for contingent liabilities or changes in accounting.

          11.52   "NYSE" shall mean the New York Stock Exchange, Inc.

         11.53 "Other Common Stock" shall have the meaning such term is given in Section 6.2(b) hereof.

         11.54   "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         11.55   "Pension Plans" shall have the meaning such term is given in
Section 2.7(a) hereof.

         11.56 "Permitted Encumbrances" shall mean (a) Encumbrances for current taxes and assessments not yet past due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are reflected in the Financial Statements, (b) mechanics and materialmen Encumbrances for construction in progress to the extent not perfected by filing, recording, giving of notice or other appropriate action in the relevant jurisdiction, (c) workmen, repairmen, warehousemen, carriers, lessors and operators Encumbrances arising in the ordinary course of business to the extent not perfected by filing, recording, giving of notice or other appropriate action in the relevant jurisdiction, (d) easements, including agreements and deeds of easement, and
(e) other imperfections of title which would not have a Material adverse effect on the Company Condition.

         11.57 "Person" shall mean any individual, corporation, association, partnership, joint venture, trust, estate or unincorporated organization or Governmental Entity.

         11.58 "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended.

         11.59 "Registration Expenses" shall have the meaning such term is given in Section 6.3(e) hereof.

         11.60   "SEC Documents" shall have the meaning such term is given in
Section 4.6 hereof.

         11.61 "Securities Act" shall mean the Securities Exchange Act of 1933, as amended.

         11.62 "Selling Expenses" shall have the meaning such term is given in Section 6.3(e) hereof.

         11.63 "Settlement Agreement" means the agreement dated August 19, 1994, and effective July 1, 1994, under which Hydril, XL Systems, Inc., Presco Systems, Inc., Tellin Enterprises, Inc., The Pigue Family Partnership, Paul W. Pigue, Marvin Odum, Jr. and Thomas Blose settled the controversies reflected in the pleadings on file in Civil Actions Nos. H-89-2780 and H-94-0502 in the United States District Court for the Southern District of Texas, Houston Division.

         11.64 "Shareholder Representatives" shall be Paul Pigue and Chris Seaver. The Company Shareholders may have any or no agreement among themselves regarding when and how to replace either or both Shareholder Representatives or to resolve any deadlock between themselves.

         11.65 "Shelf Registration Statement" shall have the meaning such term is given in Section 6.1(a) hereof.

         11.66 "Stock Restriction Agreement" shall mean the Stock Restriction Agreement dated July 1, 1994, among the shareholders of the Company named therein.

         11.67 "Sub" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         11.68 "Sub Common Stock" shall mean the common stock, $1.00 par value, of Sub.

         11.69   "Subsidiary" shall have the meaning such term is given in
Section 2.3(a) hereof.

         11.70   "Survival Period" shall have the meaning such term is given in
Article 10 hereof.

         11.71 "Surviving Corporation" shall have the meaning such term is given in Section 1.1(a) hereof.

         11.72 "TBCA" shall mean the Business Corporation Act of the State of Texas.

         11.73   "Taxes" shall have the meaning such term is given in Section
2.17 hereof.

         11.74   "Tax Returns" shall have the meaning such term is given in
Section 2.17 hereof.

         11.75 "Underwriter Registration Statement" shall have the meaning such term is given in Section 6.1(c) hereof.

         11.76 "Waste Materials" means any toxic or hazardous materials or substances, or solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials, radioactive materials, petroleum and petroleum products, and any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity under any Environmental Law. "Waste Materials" does not include useful products that are stored or maintained in authorized containers.

         11.77 "Wedge Thread License Agreement" shall mean the Agreement made by and among Hydril, the Company and XL Systems, Inc. dated August 19, 1994, and effective July 1, 1994.

         11.78   [Intentionally Omitted].

         11.79 "XLH Formation Agreements" shall mean those agreements identified as XLH Formation Agreements in Schedule 11.


                                   ARTICLE 12
                                 MISCELLANEOUS

         12.1 Entire Agreement. This Agreement, the Confidentiality Agreement and the other agreements contemplated hereby or thereby constitute the sole understanding of the parties with respect to the matters provided for herein or therein and supersede any previous agreements and understandings between the parties with respect to the subject matter hereof and thereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

         12.2 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon EVI, Sub, the Company Shareholders and the Company and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Sub may assign its rights in this Agreement to an Affiliate; provided, however, that any such assignment by Sub shall not release EVI and Sub from any of their obligations or agreements under this Agreement.

         12.3 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

         12.4 Expenses. Except as provided herein, whether or not the transactions contemplated by this Agreement are consummated, other than as expressly provided for herein, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts, and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

         12.5 Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner Materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         12.7 Headings. The headings of the Sections and paragraphs of this Agreement and of the Schedules hereto are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

         12.8 Construction and References. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules are references to the corresponding Schedules attached to this Agreement.

         12.9 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

         12.10 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, by facsimile (with receipt confirmed) or by registered or certified mail, postage prepaid:

                 if to the Company or the Company Shareholders, to:

                 Paul Pigue
                 5780 Hagner Road
                 Beaumont, TX 77705
                 Facsimile:       (409) 842-9292
                 Confirm:         (409) 842-2114

                          with copies to:

                          Orgain, Bell & Tucker, L.L.P.
                          470 Orleans Street
                          Beaumont, Texas 77701
                          Attention:       Gary Neale Reger or John Creighton
                          Facsimile:       (409) 838-6959
                          Confirm:         (409) 838-6412

                 and to:

                 Chris Seaver
                 Hydril Company
                 3300 North Sam Houston Parkway East
                 Houston, TX 77032-3411
                 Facsimile:       (713) 985-3287
                 Confirm:         (713) 985-3320

                                with copies to:

                          Baker & Botts L.L.P.
                          One Shell Plaza
                          Houston, TX 77002-4995
                          Attention:       L. Proctor Thomas
                          Facsimile:       (713) 229-1522
                          Confirm:         (713) 229-1234

                 if to EVI or Sub, to:

                 EVI, Inc.
                 5 Post Oak Park, Suite 1760
                 Houston, Texas  77027
                 Attention:       James G. Kiley
                 Facsimile:       (713) 297-8488
                 Confirm:         (713) 297-8400

                          with copies to:

                          Fulbright & Jaworski L.L.P.
                          1301 McKinney, Suite 5100
                          Houston, Texas 77010-3095
                          Attention:       Curtis W. Huff
                          Facsimile:       (713) 651-5246
                          Confirm:         (713) 651-5151
or at such other address for a party as shall be specified by like notice. Any notice required or permitted by this Agreement to be given to any shareholder of group of Company Shareholders shall be deemed to be given to all shareholders if mailed or delivered as set forth herein to the Shareholder Representatives as set forth above. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail. Any notice which is sent by facsimile shall be deemed to have been duly given to the party to which it is addressed upon telephonic confirmation of the same as provided herein. A copy of any notices delivered by facsimile shall promptly be mailed in the manner herein provided to the party to which such notice was given.

         12.11 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the conflicts or choice of law rules of the State of Texas.

         12.12   Rights Sound Only in Contract.

                 (a) Except for the rights and remedies expressly provided under this Agreement, each party waives any and all rights and remedies relating to this Agreement and the transactions contemplated hereby sounding in tort, fraud, misrepresentation, statute, warranty, constructive or resulting trust, equitable rescission, quantum meruit, implied contract, or injury outside this Agreement. The sole basis for any right or remedy by any party against any other party and their respective representatives relating to this Agreement and the transactions contemplated hereby or thereby is a breach of contract (or specific performance) action for breach of this Agreement or the other documents referenced herein.

                 (b) EACH PARTY AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN OR THE OTHER AGREEMENTS REFERRED TO HEREIN, ANY DAMAGES FOR A BREACH OF THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES AND ALL CONSEQUENTIAL, INCIDENTAL, SPECIAL, MULTIPLIED, PUNITIVE AND EXEMPLARY DAMAGES AND RIGHTS OF RESCISSION ARE EXCLUDED AND WAIVED. EACH PARTY MAY, HOWEVER, SEEK AND OBTAIN SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDY WITH RESPECT TO THE OTHER PARTY'S OBLIGATIONS HEREUNDER.

                 (c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY WAIVES ANY AND ALL REMEDIES AND RIGHTS UNDER ANY PROVISION OF THE TEXAS BUSINESS & COMMERCE CODE, SECTION 17.41, ET. SEQ and SECTION 27.01 ET. SEQ.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed and delivered on its behalf as of the date first above written.

                                      XLS HOLDING, INC.



                                      By:  /s/ PAUL PIGUE
                                           ------------------------------------
                                           Paul Pigue
                                           Chairman of the Board


                                      EVI, INC.



                                      By:  /s/ JOHN C. COBLE
                                           ------------------------------------
                                           John C. Coble
                                           Executive Vice President


                                      GPXL, INC.



                                      By:  /s/ JOHN C. COBLE
                                           ------------------------------------
                                           John C. Coble
                                           President


                                      SHAREHOLDERS:

                                      HYDRIL COMPANY



                                      By:  /s/ CHRIS T. SEAVER
                                           ------------------------------------
                                           Chris T. Seaver
                                           President



                                      /s/ PAUL PIGUE
                                      ------------------------------------------
                                      PAUL PIGUE



                                      /s/ ANN GRAY PIGUE
                                      ------------------------------------------
                                      Spouse Name:  Ann Gray Pigue

                                      /s/ MARVIN E. ODUM, JR.
                                      ------------------------------------------
                                      MARVIN E. ODUM, JR.



                                      /s/ GRETCHEN ROSS ODUM
                                      ------------------------------------------
                                      Spouse Name:  Gretchen Ross Odum




                                      /s/ W.A. TAYLOR
                                      ------------------------------------------
                                      W.A. TAYLOR



                                      /s/ DEBORAH LYN TAYLOR
                                      ------------------------------------------
                                      Spouse Name:  Deborah Lyn Taylor



                                      BRIAN JENNINGS ODUM "S" CORP. TRUSTS



                                      By:  /s/ BRIAN J. ODUM
                                           -------------------------------------
                                           Brian J. Odum
                                           Trustee


                                      JOHN PAUL PRESTON "S" CORP. TRUSTS



                                      By:  /s/ JOHN P. PRESTON
                                           -------------------------------------
                                           John P. Preston
                                           Trustee

         As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any schedules or exhibits with this Exhibit No. 2.1. Listed below is a brief description of the omitted schedules and exhibits. The Company agrees to furnish supplementally a copy of any of such omitted schedules and exhibits to the Commission upon request.


Exhibits

1.1            Restated Articles of Incorporation of the Company
1.2            Articles of Merger
5.16           License Agreement
7.8            Opinion of Counsel to the Company
8.4            Opinion of Counsel to EVI and Sub


Schedules

2.2(b)         Shareholders of XLS Holding, Inc.
2.2(c)         Outstanding Options, Warrants, Convertible Securities, Calls,
               Rights, Commitments, Preemptive Rights, Agreements, Arrangements
               or Understandings
2.3(a)         Name and Description of each Subsidiary
2.4(b)         Required Consents, Violations, Conflicts, etc.
2.4(c)         Governmental Licenses, Franchises, Permits, etc. Subject to Loss
2.5(b)-1       Material Liabilities as of March 30, 1997 Not Reflected or
               Disclosed in Financial Statements or Interim Financial
               Statements
2.5(b)-2       Accounts Receivable Not, as of March 30, 1997, Collected in Full
               or Believed to be Collectible in Full
2.6            Adverse Material Changes Since March 30, 1997
2.7            List and Description of Compensation and Benefit Plans
2.8(a)         Personal Property Owned by the Company with Book Value Greater than $50,000
2.8(b)         Personal Property Leased with Book Value Greater than $50,000
2.8(c)         Legal Description of Real Property Owned
2.8(d)         Real Property Leased
2.9            Legal Proceedings
2.10           Insurance Policies
2.12(a)        Material Contracts
2.12(b)        Agreements by and between the Company and Hydril
2.12(c)        Aggregate Outstanding Principal, as of March 30, 1997, of Loans,
               Credit or Other Agreements
2.14           Intellectual Property
2.15           Environmental Matters
2.16           Governmental Licenses and Permits
2.17           Taxes
2.19           Warranties and Product Liability
3.1            Company Shareholder's Plan or Intention to Sell, Transfer,
               Reduce Risk of Ownership or Dispose of shares of EVI Common
               Stock
3.5            Consents, Approvals, Authorizations, Exemptions and Filings
               Required
11             Formation Agreements of XLS Holding, Inc.